EXHIBIT 4(c)

MPB EMPLOYEES’ SAVINGS PLAN

     The MPB Employees’ Savings Plan was originally effective October 1, 1978. On September 1, 1998, it was amended and restated, generally effective January 1, 1998, and thereafter was further amended effective December 18, 1998, December 31, 1998, and December 31, 1999.

     The provisions of the prior amendment and restatement dated September 1, 1998, relating to the qualification of the Plan were generally effective January 1, 1998, except as otherwise specified herein, or to the extent earlier or later effective dates were provided by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Unemployment Compensation Amendments of 1992, and the Omnibus Budget Reconciliation Act of 1993. Further, to the extent the Plan was operated in accordance with the provisions of this amendment and restatement as of an effective date earlier than that required by law, such date was the Effective Date. All other provisions of the prior amendment and restatement dated September 1, 1998, solely relating to the administration and operation of the Plan, excluding all provisions that relate to and affect the qualification of the Plan in form, were generally effective January 1, 1998.

     Effective December 31, 2000, the Plan was further amended and restated. Except as otherwise provided, that Restatement was generally effective as of December 31, 2000. However, the changes made by that Restatement to Article I, Sections 18 and 56 thereof (other than paragraphs (g) and (h) of Article I, Section 18) were applied as follows: (i) such changes were not applied to any current active Participant as of December 31, 2000, so as to alter or terminate the coverage of such current active Participant on the basis of such current active

Participant’s employee classification or employment arrangements as of December 31, 2000; and (ii) such changes applied to all other circumstances, including (a) changes after December 31, 2000, in the employee classification or employment arrangements of any current active Participant as of December 31, 2000; and (b) all individuals who were not current active Participants as of December 31, 2000.

     Furthermore, to the extent earlier or later effective dates, other than December 31, 2000, were provided by the Retirement Protection Act of 1994, the Personal Responsibility and Work Opportunity Reconciliation Act of 1996, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Balanced Budget Act of 1997, the Consolidation Appropriations Act of 2001, and the Economic Growth and Tax Relief Reconciliation Act of 2001, such effective dates required by law were the effective date of that Restatement.

     The Plan was amended and restated generally effective December 31, 2002, except as otherwise specifically stated.

     The Plan was amended and restated generally effective December 31, 2003, except as otherwise specifically stated.

     This amendment and restatement also shall be generally effective December 31, 2003, except as otherwise specifically stated herein.

     ARTICLE I - Definitions

     The following terms, when used herein, shall have the meanings herein stated:

     1. Account — The account maintained for a Participant to record his share of the contributions to the Plan and adjustments relating thereto. Each Participant’s Account shall be divided into an ESOP Account and a Non-ESOP Account.

     2. Accrued Benefit — The balance of a Participant’s Account held under the Trust.

     3. Administrative Delegate — One or more persons or institutions to whom Timken has delegated certain administrative functions pursuant to a written administrative agreement.

     4. After-Tax Employee Contributions – Those contributions to the Trust, if any, made by a Participant on an after-tax, nondeductible basis pursuant to Article III, Section 5 hereof. Effective December 31, 2003, After-Tax Employee Contributions will no longer be permitted to be made to the Plan.

     5. Alternate Payee — A spouse, former spouse, child, or other dependent of a Participant who is entitled to benefits pursuant to a qualified domestic relations order.

     6. Beneficiary — The person last designated by a Participant to receive any benefits as provided herein. This designation shall be in writing on a form supplied by the Plan Administrator and filed with the Plan Administrator prior to the Participant’s death. Beneficiaries designated under the Plan prior to December 31, 2000, will remain as Beneficiaries until changed by Participants.

     7. Benefit Starting Date — The first day of the first period for which a benefit is payable.

     8. Code — The Internal Revenue Code of 1986, as amended, or any successor Internal Revenue Code.

     9. Committee — The person or persons appointed by Timken to assist in plan administration.

     10. Company — MPB Corporation.

     11. Company Contributions – Any Company Matching Contributions, Stock Matching Contributions, Company Supplemental Contributions, 401(k) Plus Contributions and Core Contributions.

     12. Company Matching Contributions — Those contributions made by the Company to the Trust pursuant to Article IV, Section 1 hereof. Effective for Plan Years beginning after December 30, 2003, Company Matching Contributions will no longer be made to the Plan.

     13. Company Supplemental Contributions — Those contributions made by Timken to the Trust pursuant to Article IV, Section 3 hereof. Effective for Plan Years beginning after December 30, 2003, Company Supplemental Contributions will no longer be made to the Plan.

     14. Controlled Group Member(s) — All members of a controlled group of corporations or commonly controlled trades or businesses (as defined in Section 414(b) and (c) of the Code, as modified by Section 415(h) of the Code) or affiliated service groups (as defined in Section 414(m) of the Code) of which the Company is a part, and any successors thereof, provided that such successors remain Controlled Group Members.

     15. Core Contributions — The portion of the Trust representing contributions made pursuant to Article IV, Section 5 hereof.

     16. Credited Service — Continuous Service, adjusted to exclude Continuous Service prior to a One Year Break in Service, unless such Continuous Service is restored pursuant to the following sentence. If a Participant who has a One Year Break in Service is re-employed by a Controlled Group Member and his Continuous Service prior to such One Year Break in Service is taken into account under the Plan, credit for years of Continuous Service prior to the One Year Break in Service shall be restored as Credited Service upon the Participant’s completion of one year of Continuous Service after the Participant’s reemployment date.

     17. Disability — Any permanent disability qualifying the Participant for disability benefits under the federal Social Security system.

     18. Eligible Employee — A full-time Employee of the Company or an Employee who otherwise meets the requirements of Article II hereof, except any Employee:

(a)	whose compensation and conditions of employment are covered by a collective bargaining agreement to which the Company is a party (unless such agreement provides for coverage hereunder of Employees in such unit);

(b)	who is a Leased Employee;

(c)	who has signed an individual employment agreement or a personal services agreement with the Company or a Controlled Group Member (unless such agreement provides for coverage hereunder of such individual);

(d)	who is compensated through a third party and not through the Company’s or a Controlled Group Member’s payroll;

(e)	who is not classified by the Company as an Employee for federal income tax withholding purposes (whether or not such classification is ultimately determined to be correct as a matter of law), including any individual who is classified by the Company as a Leased Employee or an independent contractor;

(f)	any nonresident alien who receives no earned income from a Controlled Group Member which constitutes United States source income;

(g)	any Employee of a Controlled Group Member who physically works at or is assigned to a location outside of the United States unless such Employee has been specifically designated as an Internationalist by Timken;

(h)	any Employee of a Controlled Group Member who normally works at or is assigned to a location outside of the United States, or was hired by the Controlled Group Member with the expectation on the part of the Controlled Group Member that such Employee’s work location would be outside the United States except for periods of time spent in the United States for training or related purposes, even if, in either case, the Employee physically works in the United States and may be on the United States payroll, unless such Employee has been specifically designated as an Internationalist by Timken;

(i)	any Employee or other person who has signed a permanent waiver of participation for initial eligibility in the Plan;

(j)	any individual who is classified by a Controlled Group Member as a “Paid Hourly for Work Performed” employee; or

(k)	in the event that a business organization or the assets thereof shall be acquired by or merged into a Controlled Group Member, any member of any group of Employees who were former employees of such business organization acquired by or merged into a Controlled Group Member, unless the group of Employees has been specifically designated by

Timken, by action of an authorized officer thereof, as eligible to participate in the Plan.

     19. Employee — Any common-law employee of a Controlled Group Member and any individual who is a Leased Employee.

     20. Employee Deferral Contributions — Pre-tax contributions to the Trust from a Participant’s salary or wages, which the Participant could have received currently as Gross Earnings, made pursuant to Article III, Section 1 hereof. Except as specifically provided in the Plan, the term “Employee Deferral Contributions” shall include Catch-Up Employee Deferral Contributions, as defined in Article III, Section 7 hereof.

     21. ERISA — Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

     22. ESOP — The portion of the Plan that is described in Article XIX and is intended to be a stock bonus plan, as defined in Treasury Regulation Section 1.401-1(b)(1)(iii), and an employee stock ownership plan, satisfying the requirements of Section 4975(e)(7) of the Code.

     23. ESOP Account — The portion of a Participant’s Account that is included in the ESOP, which has been established pursuant to Article XIX. The ESOP Account of each Participant shall include amounts allocated to one or more of the following subaccounts: ESOP After-Tax Employee Contribution Account, ESOP Company Matching Contribution Account, ESOP Company Supplemental Contribution Account, ESOP Core Contribution Account, ESOP Employee Deferral Contribution Account, ESOP 401(k) Plus Contribution Account, ESOP Rollover Contribution Account and ESOP Stock Matching Contribution Account.

     24. ESOP After-Tax Employee Contribution Account — The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of

Timken Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(a), as adjusted in accordance with the Plan.

     25. ESOP Company Matching Contribution Account — The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of Timken Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(b), as adjusted in accordance with the Plan.

     26. ESOP Company Supplemental Contribution Account — The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of Timken Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(c), as adjusted in accordance with the Plan.

     27. ESOP Core Contribution Account – The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of Timken Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(d), as adjusted in accordance with the Plan.

     28. ESOP Employee Deferral Contribution Account — The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of Timken Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(e), as adjusted in accordance with the Plan.

     29. ESOP 401(k) Plus Contribution Account — The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of Timken Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(f), as adjusted in accordance with the Plan.

     30. ESOP Rollover Contribution Account — The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of Timken Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(g), as adjusted in accordance with the Plan.

     31. ESOP Stock Matching Contribution Account — The account maintained on behalf of a Participant in accordance with Section 2 of Article XIX that reflects the shares of Timken Stock or cash, if any, allocated to such Participant under the ESOP in accordance with Article XIX, Section 2(h), as adjusted in accordance with the Plan.

     32. Fiduciaries — Timken, the Plan Administrator and the Trustee, but only with respect to the specific responsibilities of each for Plan and Trust administration.

     33. Forfeitures — The nonvested portion, if any, of a Participant’s Account forfeited as a result of termination of employment by the Participant prior to the time he becomes one hundred percent (100%) Vested in his Account. A Forfeiture occurs immediately after the distribution of the entire Vested portion of a Participant’s Account or the last day of the Plan Year in which his fifth (5th) consecutive One Year Break in Service occurs, whichever occurs earlier, or upon approval of the Plan Administrator.

     34. 401(k) Plus Contributions — The portion of the Trust representing contributions made pursuant to Article IV, Section 4 hereof. Effective for Plan Years beginning after December 30, 2003, 401(k) Plus Contributions will no longer be made to the Plan.

     35. Gross Earnings — An Employee’s regular salary or wages paid (including any overtime, shift differential or premium payments) during his period of participation in the Plan, and including the salary or wage reduction contributions to the Company’s Premium Payment Plan, the Company’s Health Care Reimbursement Plan and the Company’s Dependent Care

Reimbursement Plan, but excluding any other special types of payments, such as, but not limited to, finder’s fees, bonuses, suggestion awards, moving allowance, or Retirement or severance pay. Effective for Core Contributions and Employee Deferral Contributions made to the Plan on and after April 1, 2004, Gross Earnings include payments under the Annual Performance Award Plan and local hourly bonus plans. For purposes of this Plan, Gross Earnings cannot exceed $200,000 during a Plan Year (or, if greater, the dollar limitation in effect under Section 401(a)(17) of the Code). Notwithstanding the above, for purposes of Article VIII, Gross Earnings shall mean all of each Participant’s compensation as defined in Section 414(s) of the Code and Treasury Regulations thereunder.

     36. Highly Compensated Employee — Any Employee who during the current Plan Year or the preceding Plan Year

(a)	was a 5 percent owner at any time of the Company’s outstanding common stock, or

(b)	for the preceding year received compensation from any Controlled Group Member in excess of $90,000 (or, if greater, the dollar limitation in effect under Section 414(q)(l)(B) of the Code).

       For purposes of this definition, an Employee’s compensation for Limitation Years (defined in Article IV, Section 6 hereof) is the following;

(i)	wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan as described in Section 1.62-2(c) of the Treasury regulations).

(ii)	in the case of an Employee who is a self-employed employee, the Employee’s earned income;

(iii)	amounts described in Sections 104(a)(3), 105(a), and 105(h) of the Code, but only to the extent that these amounts are includable in the gross income of the Employee;

(iv)	amounts paid or reimbursed by the Company for moving expenses incurred by an Employee, but only to the extent at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Section 217 of the Code;

(v)	the value of a non-qualified stock option granted to an Employee by the Company, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted;

(vi)	the amount includable in the gross income of an Employee upon making the election described in Section 83(b) of the Code;

(vii)	elective salary or wage reduction contributions to a cafeteria plan, cash or deferred arrangement or tax sheltered annuity, and non-

taxable salary or wage reductions utilized for qualified transportation fringe benefits.

        The amounts described in subparagraphs (i) and (ii) above include foreign earned income as defined in Section 911(b) of the Code, whether or not excludable from gross income under Section 911 of the Code. Compensation described in subparagraph (i) above is to be determined without regard to the exclusions from gross income in Sections 931 and 933 of the Code. Similar principles are to be applied with respect to income subject to Sections 931 and 933 in determining compensation described in subparagraph (ii) above. Compensation does not include the following:

(i)	contributions made by the Company on behalf of an Employee to a simplified employee pension plan described in Section 408(k) of the Code. Additionally, any distributions from a plan of deferred compensation are not considered as compensation, regardless of whether such amounts are includable in the gross income of the Employee when distributed. However, any amounts received by an Employee pursuant to an unfunded non-qualified plan are permitted to be considered as compensation in the year the amounts are includable in the gross income of the Employee;

(ii)	amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(iii)	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

(iv)	other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee), or contributions made by the Company (whether or not under a salary or wage reduction agreement) toward the purchase of an annuity contract described in Section 403(b) of the Code whether or not the contributions are excludable from the gross income of the Employee.

        The compensation actually paid or made available to an Employee within the limitation year is the compensation used for purposes of applying the limitations of Section 415. Compensation for an Employee includes compensation from all employers that are Controlled Group Members, regardless of whether the Employee’s particular employer has a qualified plan.

     37. Income — The net gain or loss of the Trust from investments, as reflected by interest received and accrued, dividends received, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust. In determining the income of the Trust for any period, assets shall be valued on the basis of their current market value.

     38. Ineligible — The Plan status of an individual during the period in which he is (a) an Employee of a Controlled Group Member which is not the Company, (b) an Employee, but not an Eligible Employee, or (c) not an Employee.

     39. Internationalist — Any Employee of a Controlled Group Member who meets the requirements of Article II, who is not described in clauses (a) through (j) of Section 18 of Article I, who is classified by a Controlled Group Member as a salaried management Employee who has served, is serving or will serve on one or more international assignments for the Company, who is expected to change international assignments among different countries on a frequent basis during his career with the Company and who has been designated by Timken as an Internationalist. Timken shall offer such a designation to such an Employee pursuant to a written agreement, which designation shall not be effective until accepted by the Employee and which designation shall control solely for purposes of the Plan. Timken shall have sole and absolute discretion in making, suspending or removing such a designation, provided the above listed business criteria shall be used.

     40. Investment Fund — Each investment fund designated by the Plan Administrator and/or the Committee pursuant to the Plan and/or Trust.

     41. Late Retirement Date — The date, occurring after Normal Retirement Age, on which an Employee actually terminates employment with the Company on account of Retirement.

     42. Leased Employee — Any person who is not an employee of the Company or a Controlled Group Member and who provides services to the Company or a Controlled Group Member if (a) such services are provided pursuant to an agreement between a Controlled Group Member and any leasing organization, (b) such person has performed such services for the Company or a Controlled Group Member on a substantially full-time basis for a period of at least one year, and (c) such services are performed under primary direction or control by the Company or a Controlled Group Member.

     43. Leave of Absence — A period during which an individual is deemed to be an Employee, but is absent from active employment, provided that the absence (i) was authorized by the Company or a Controlled Group Member or (ii) was due to military service in the United States Armed Forces and the individual returns to active employment within the period during which he retains employment rights under federal law.

     44. Non-ESOP Account — The account maintained on behalf of a Participant which does not constitute part of the ESOP. Each Participant’s Non-ESOP Account shall consist of one or more of the following subaccounts: Non-ESOP After-Tax Employee Contribution Account, Non-ESOP Company Matching Contribution Account, Non-ESOP Company Supplemental Contribution Account, Non-ESOP Core Contribution Account, Non-ESOP Employee Deferral Contribution Account, Non-ESOP 401(k) Plus Contribution Account, Non-ESOP Rollover Contribution Account and Non-ESOP Stock Matching Contribution Account.

     45. Non-ESOP After-Tax Employee Contribution Account — The account maintained on behalf of a Participant in accordance with the Plan that reflects After-Tax Employee Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(a), as adjusted in accordance with the Plan.

     46. Non-ESOP Company Matching Contribution Account — The account maintained on behalf of a Participant in accordance with the Plan that reflects the Company Matching Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(b), as adjusted in accordance with the Plan.

     47. Non-ESOP Company Supplemental Contribution Account — The account maintained on behalf of a Participant in accordance with the Plan that reflects Company Supplemental Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(c), as adjusted in accordance with the Plan.

     48. Non-ESOP Core Contribution Account – The account maintained on behalf of a Participant in accordance with the Plan that reflects the Core Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(d), as adjusted in accordance with the Plan.

     49. Non-ESOP Employee Deferral Contribution Account — The amount maintained on behalf of a Participant in accordance with the Plan that reflects the Employee Deferral Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(e), as adjusted in accordance with the Plan.

     50. Non-ESOP 401(k) Plus Contribution Account — The account maintained on behalf of a Participant in accordance with the Plan that reflects the 401(k) Plus Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(f), as adjusted in accordance with the Plan.

     51. Non-ESOP Rollover Contribution Account — The account maintained on behalf of a Participant in accordance with the Plan that reflects Rollover Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(g), as adjusted in accordance with the Plan.

     52. Non-ESOP Stock Matching Contribution Account — The account maintained on behalf of a Participant in accordance with the Plan that reflects Stock Matching Contributions (and allocated earnings) attributable to the Participant, other than amounts transferred pursuant to Article XIX, Section 2(h), as adjusted in accordance with the Plan.

     53. Normal Retirement Age — The time a Participant attains sixty-five (65) years of age.

     54. Participant — Any Eligible Employee who participates in the Plan pursuant to Article II hereof and a former Eligible Employee who participated in the Plan under Article II and for whom an Account continues to be maintained.

     55. Plan — The MPB Employees’ Savings Plan as herein set forth and as it may be amended and restated from time to time.

     56. Plan Administrator — The Timken Company or any individuals or entities designated by it to administer the Plan.

     57. Plan Year — The 1998 Plan Year shall begin January 1, 1998, and end December 30, 1998. Thereafter, the Plan Year shall be a 12-month period, which includes all pay periods for which payment is made, beginning December 31 of a calendar year and ending December 30 of the following calendar year.

     58. Pooled Investment Account – An account established pursuant to an administrative services agreement between Timken and the Trustee.

     59. Pretax Contributions — The portion of the Trust representing (a) Employee Deferral Contributions, (b) Company Matching Contributions, (c) Company Supplemental Contributions, (d) Rollover Contributions, (e) Stock Matching Contributions, (f) 401(k) Plus Contributions for Employees at Score International, and (g) Core Contributions.

     60. Retirement — Termination of a Participant’s employment (a) on or after attaining age 55 with 15 or more years of Continuous Service, (b) on or after attaining age 65 or (c) with 30 or more years of Continuous Service.

     61. Rollover Contribution — The portion of the Trust representing contributions made pursuant to Article III, Section 4 hereof. All or part of a distribution a Participant receives from a qualified trust described in Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, from an annuity plan described in Section 403(a) of the Code, from an annuity contract described in Section 403(b) of the Code, an eligible plan described in Section 457(b) of the Code, or from an individual retirement account or an individual retirement annuity described in Section 408 of the Code, including any earnings on such distribution, but not including any portion of such distribution (a) attributable to post-tax contributions, which is contributed to the Trust, or (b) from a defined benefit pension plan of a Controlled Group Member.

     62. Score International — A division of the Company.

     63. Service —

(a)	“Continuous Service” shall be determined under paragraph (i) for an Employee classified as full-time and shall be determined under paragraph (ii) for an Employee classified as part-time. For this purpose, a “full-time” Employee shall mean an Employee who is customarily employed for at least 40 hours per week and a “part-time” Employee shall mean an Employee who is not a full-time Employee.

(i)	Continuous Service for Full-Time Employees. For Employees classified as full-time, Continuous Service means the total of an Employee’s Periods of Service computed in whole years and fractions of years. For every twelve months during which the requisite employment relationship exists, whether or not consecutive, the Employee is credited with a year of Continuous Service. Partial years of Continuous Service are credited on the basis of 1/12th of a year for each month during which the requisite employment relationship exists for at least 15 days during such month.

Notwithstanding the foregoing to the contrary, if a Participant terminates his employment and such Participant has completed at least 1,000 Hours of Service during the Employment Year in which he terminates his employment, the Participant shall receive one year of Continuous Service for such last Employment Year in lieu of any fraction of a year of Continuous Service that would otherwise be credited to him for such period.

If an Employee who does not have a nonforfeitable right to any portion of his Account incurs a One Year Break in Service, the Employee’s Continuous Service earned prior to such One Year Break in Service shall be disregarded for purposes of determining the Participant’s Vested interest in his Account after such One Year Break in Service. If an Employee described in the preceding sentence is re-employed by the Company, credit for all years of Continuous Service prior to the One Year Break in Service shall be restored upon reemployment, unless the number of consecutive One Year Breaks in Service in the Period of Severance equals or exceeds the greater of (1) five or (2) the aggregate number of years of Continuous Service before such break. If an Employee incurs 5 or more consecutive One Year Breaks in Service, the Employee’s Continuous Service earned after such One Year Breaks in Service shall be disregarded for purposes of determining the Participant’s Vested interest in his Account that accrued before such One Year Breaks in Service.

(ii)	Continuous Service for Part-Time Employees. An Employee classified as part-time shall be credited with a year of Continuous Service if the Employee completes 1,000 Hours of Service during his Employment Year.

If an Employee who does not have a nonforfeitable right to any portion of his Account incurs a One Year Break in Service, the Employee’s Continuous Service earned prior to such One Year Break in Service shall be disregarded for purposes of determining the Participant’s Vested interest in his Account after such One Year Break in Service. If an Employee described in the preceding sentence is re-employed by the Company, credit for all years of Continuous Service prior to the One Year Break in Service shall be restored upon reemployment, unless the number of consecutive One Year Breaks in Service in the Period of Severance equals or exceeds the greater of (1) five or (2) the aggregate number of years of Continuous Service before such break.

If an Employee incurs 5 or more consecutive One Year Breaks in Service, the Employee’s Continuous Service earned after such One Year Breaks in Service shall be disregarded for purposes of determining the Participant’s Vested interest in his Account that accrued before such One Year Breaks in Service.

(b)	“Employment Year” means the 12 month period beginning on an Employee’s Employment Commencement Date or his latest Reemployment Commencement Date and on each anniversary of such date thereafter.

(c)	“Hour of Service” means each hour (1) for which an Employee is paid, or entitled to payment, for the performance of duties for the Company or for which he is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity including disability, layoff, jury duty, military duty or leave of absence or (2) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company. Hours of Service shall be determined by dividing the payments received or due for reasons other than the performance of duties by the lesser of (i) the Employee’s most recent hourly rate of compensation for the performance of duties, or (ii) the Employee’s average hourly rate of compensation for the performance of duties for the most recent Employment Year in which the Employee completed more than five hundred (500) Hours of Service.

An Hour of Service for reasons other than the performance of duties and the crediting of Hours of Service to applicable computation periods shall be determined in accordance with Department of Labor Regulations Section 2530.200b-2(b) and (c), which are hereby incorporated herein by reference.

In the case of an Employee who is absent from work for any period by reason of:

(i)	the pregnancy of the Employee;

(ii)	the birth of a child of the Employee;

(iii)	the placement of a child with the Employee in connection with the adoption of such child by such Employee; or

(iv)	caring for such child for a period beginning immediately following such birth or placement,

the Plan shall treat as Hours of Service, solely for purposes of determining whether a One Year Break in Service has occurred, the Hours of Service which otherwise would normally have been credited to such Employee but for such absence or, in any case in which the Plan is unable to determine said hours, eight Hours of Service per day of such absence, except that the total number of hours treated as Hours of Service by reason of any such pregnancy or placement shall not exceed 501 hours. These hours shall be treated as Hours of Service only in the Employment Year in which the absence from work begins, if an Employee would be prevented from incurring a One Year Break in Service in such Employment Year solely because periods of absence are treated as Hours of Service or, in any other case, in the immediately following Employment Year.

Solely for the purposes of determining whether a One Year Break in Service has occurred, an individual who is absent from work because of a Leave of Absence under the Family and Medical Leave Act shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. No more than 501 hours are required to be credited to a Participant on a leave under the Family and Medical Leave Act. A Participant, whose leave under the Family and Medical Leave Act is for maternity or paternity reasons, cannot receive credit for Hours of Service under both this paragraph and the preceding paragraph for the same period of time.

(d)	“One Year Break in Service.” For an Employee classified as full-time, a One Year Break in Service means a Period of Severance for twelve consecutive months, beginning on a Severance from Service Date and any anniversary thereof, provided that the former Employee is not credited with an Hour of Service at any time during such twelve month period. For an Employee classified as part-time, a One Year Break in Service means an Employment Year in which the Employee fails to complete more than 500 Hours of Service.

(e)	“Employment Commencement Date” means the date on which an Employee first performs an Hour of Service for the Company.

(f)	“Period of Service” means each period commencing on an Employee’s Employment Commencement Date or an Employee’s Reemployment Commencement Date, whichever is applicable, and ending on his next following Severance from Service Date.

A Period of Service also includes the Period of Severance between an Employee’s Severance from Service Date and the Reemployment Commencement Date next following such Severance from Service Date if such Reemployment Commencement Date occurs within 12 months after the earlier of:

(i)	the Employee’s Severance from Service Date which occurred due to his resignation, retirement or discharge, or

(ii)	the inception of the Employee’s Period of Severance for reasons other than his resignation, retirement or discharge, if during that Period of Severance the Employee resigns, retires or is discharged.

(g)	“Period of Severance” means the period of time commencing on an Employee’s Severance from Service Date and ending on the date on which he next thereafter performs an Hour of Service.

(h)	“Reemployment Commencement Date.” For an Employee classified as full-time, Reemployment Commencement Date means the date, following an Employee’s Period of Severance, on which he again performs an Hour of Service for the Company. For an Employee classified as part-time, Reemployment Commencement Date means the date, following the

Employee’s one or more One Year Breaks in Service, on which he again performs an Hour of Service for the Company.

(i)	“Severance from Service Date” means the date on which occurs the earliest of:

(i)	the date on which an Employee quits, is discharged by the Company, retires, or dies;

(ii)	the earlier of: (A) the second anniversary of the date on which an Employee begins an absence from service with the Company on account of layoff or leave of absence (including an absence for maternity or paternity reasons) or (B) the date on which a Participant who is on a permanent layoff due to job elimination, general reduction in the workforce, or a plant or office closing receives a distribution from his Account; or

(iii)	the first anniversary of the date on which an Employee begins an absence from service with the Company not described in paragraph (i) or (ii).

An absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

An Employee shall not incur a Severance from Service Date solely as a result of a leave of absence under the Family and Medical Leave Act.

     64. Stock Matching Contributions — Contributions made by Timken to the Trust pursuant to Article IV, Section 2 hereof.

     65. Timken — The Timken Company and any successor thereof.

     66. Timken Stock — A share or shares of common stock of Timken, Canton, Ohio, which is intended to be “employer securities” within the meaning of Section 409(1) of the Code, and “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA.

     67. Trust — The MPB Employees’ Savings Plan Trust as established under Article VI and maintained for purposes of the Plan which is administered by the Trustee in accordance with the provisions of the agreement of Trust between Timken and the Trustee. The Trust is governed by a separate agreement entered into between Timken and the Trustee (which shall be incorporated by reference herein and become part of the Plan). To the extent the terms of such Trust agreement conflict with the Plan, the terms of such Trust agreement will control except to the extent that it is necessary to follow the terms of the Plan in order to maintain the qualified status of the Plan under Section 401(a) of the Code.

     68. Trustee — That individual or institution appointed by Timken to be the Trustee of the contributions to the Trust as provided herein, or their successors, who shall have exclusive authority and discretion to manage and control the assets of the Plan. Notwithstanding the above to the extent the Plan and/or Trust expressly provides, the Trustee shall be subject to the discretion of the Plan Administrator and/or the Committee and/or Investment Manager.

     69. Valuation Date — Any day that the New York Stock Exchange is open for business or any other date chosen by Timken to make additional valuations of the Trust as necessary.

     70. Vested — Nonforfeitable.

     71. Masculine pronouns wherever used in the Plan shall include feminine or neuter pronouns, and the singular shall include the plural wherever appropriate.

     ARTICLE II — Eligibility and Participation

     1. All Participants as of December 31, 2003 shall continue their eligibility to participate. Each other Eligible Employee shall become eligible to be a Participant in the Plan (i) for Eligible Employees who are full-time Employees hired by a Controlled Group Member prior to December 2, 2003, on January 1, 2004, (ii) for Eligible Employees who are full-time Employees hired by a Controlled Group Member on or after December 2, 2003, on the first day of the month after being employed full-time for at least one full calendar month.

     If an employee completes the above eligibility requirements, but is Ineligible at the time participation would otherwise begin (if he were not Ineligible), he shall become eligible to be a Participant in the Plan on the first subsequent date on which he is an Eligible Employee.

     A Participant may not make or share in Plan contributions during the period he is Ineligible, but he shall continue to participate for all other purposes. An Ineligible Participant or former Participant shall automatically become an active Participant on the date he again becomes an Eligible Employee.

     An Eligible Employee who is a part-time Employee, as defined in Section 63(a) of Article I, shall become eligible to be a Participant in the Plan on the first day of the month after he completes one year of Continuous Service. If such an Employee becomes eligible and elects to participate in this Plan, the Employee will continue to be eligible if he does not have a One Year Break in Service. If such an Employee becomes a Participant, the Participant shall not be eligible to make Employee Deferral Contributions or receive any Company Contributions as of the first day of the month following such One Year Break in Service. If such an Employee loses eligibility due to a One Year Break in Service and later completes one year of Continuous

Service, the Employee shall again participate immediately upon completion of the one year of Continuous Service if he has not already become eligible.

     2. Except as provided in Article II, Section 4, Eligible Employees electing to participate in this Plan for the first time or following a rehire to active employment with the Company shall file an election to make Employee Deferral Contributions pursuant to the Plan’s administrative procedures, which election will be effective on the first available pay period following satisfaction of the eligibility requirements set forth in Article II, Section 1 above.

     3. An Eligible Employee’s election to participate in this Plan through Employee Deferral Contributions shall designate the amount of deferral elected by the Eligible Employee to be contributed to this Plan, as provided in Article III herein. Such election shall become effective with the first available pay period.

     4. An Eligible Employee is automatically eligible to participate in the Company’s 401(k) Plus Contribution, if he meets the eligibility requirements set forth in Article IV, Section 4, or Core Contribution, if he meets the eligibility requirements set forth in Article IV, Section 5. An Eligible Employee will participate in the Plan not later than the earlier of the first day of the first Plan Year after the Eligible Employee has met the service requirements, or six (6) months after the day such requirements are met.

     ARTICLE III — Employee Deferral Contributions, Rollover Contributions, and After-Tax Employee Contributions

     1. At any time in accordance with Article II above, a Participant may elect to have his salary or wages reduced and the subsequent reduction contributed to this Plan, in an amount equal to any whole percent between one percent (1%) and twenty percent (20%) of his Gross Earnings to be deducted from his Gross Earnings payable for each pay period, provided that Timken may limit certain Highly Compensated Employees to less than twenty percent (20%). The percent reduction selected cannot result in more than $11,000 ($13,000 effective January 1, 2004) in Employee Deferral Contributions on behalf of a Participant in a calendar year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code) (except to the extent permitted under Article III, Section 7 hereof and Section 414(v) of the Code). Employee Deferral Contributions shall be deposited in a Participant’s Non-ESOP Employee Deferral Contribution Account.

     2. A Participant’s election as to the rate of his Employee Deferral Contributions to this Plan will remain in effect until the Participant changes his election, or ceases to be an Eligible Employee.

     3. A Participant may change his election as to the rate of Employee Deferral Contributions to this Plan on any day. Such election shall become effective as of the first available pay period coincident with or following the election. Any change made will be effective for all succeeding pay periods, unless changed again by the same procedure.

4.	(a)	An Eligible Employee, regardless of whether or not he has become a Participant, after filing with Timken or the Administrative Delegate the form prescribed by the Plan Administrator, may make a cash contribution to the Trust in the form of a Rollover Contribution. Before completing the Rollover Contribution, the Participant shall furnish satisfactory evidence to the Plan Administrator that the proposed Rollover Contribution satisfies the requirements of Section 408(d)(3) of the Code.

(b)	In the event of a Rollover Contribution on behalf of an Eligible Employee who has not yet otherwise become a Participant in the Plan, such Employee’s Account attributable to his Rollover Contribution shall represent his sole interest in the Plan until he becomes a Participant and said Eligible Employee shall only be allowed to transfer the Rollover Contribution between the Plan’s investments and may not request any other type of transactions except for distribution on account of termination of employment.

(c)	Rollover Contributions shall be deposited in a Participant’s Non-ESOP Rollover Contribution Account.

     5. Effective for periods on and after December 31, 2003, After-Tax Employee Contributions will no longer be made to the Plan. This Section 5 of Article III shall be effective only for periods preceding December 31, 2003. At any time in accordance with Article II above, a Participant may elect to contribute to the Plan, in an amount equal to any whole percent between one percent (1%) and sixteen percent (16%) of his Gross Earnings on an after-tax basis, as After-Tax Employee Contributions. After-Tax Employee Contributions are permitted on a nondiscriminatory basis as determined by the Plan Administrator.

     Each Plan Year, the sum of each Participant’s After-Tax Employee Contributions and Employee Deferral Contributions may not be greater than sixteen percent (16%) of Gross

Earnings. The Plan Administrator may reduce or completely prohibit After-Tax Employee Contributions at any time if the Plan Administrator determines such action is necessary to ensure compliance with Section 401(k), 401(m), 402(g) or 415 of the Code. After-Tax Employee Contributions shall be deposited in a Participant’s Non-ESOP After-Tax Employee Contribution Account.

     6. The Plan Administrator may instruct the Trustee to receive assets in cash or in kind directly from another qualified plan; provided that a transfer should not be directed if:

(a)	any amounts are not exempted by Code Section 401(a)(11)(B) from the annuity requirements of Code Section 417;

(b)	any amounts include benefits protected by Code Section 411(d)(6) which would not be preserved under applicable Plan provisions; or

(c)	any amounts include benefits that were made on an after-tax, nondeductible basis to another qualified plan.

     The Trustee may refuse the receipt of any transfer if the Trustee finds the in-kind assets unacceptable or instructions for posting amounts to Participants’ Accounts are incomplete.

     Such amounts shall be posted to the appropriate Accounts of Participants as of the date received by the Trustee.

     7. All Participants who have elected to make Employee Deferral Contributions to this Plan and who have attained age 50 before the end of a particular calendar year shall be eligible to make catch-up contributions for such calendar year (the “Catch-Up Employee Deferral Contributions”) in accordance with, and subject to the limitations of, Section 414(v) of the Code; provided, however, that Catch-Up Employee Deferral Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of

Sections 401(a)(30) and 415(c) of the Code (i.e., Article III, Section 1 and Article IV, Section 6, respectively). In addition, notwithstanding any provision of the Plan to the contrary, the Plan shall not be treated as failing to satisfy the requirements of Sections 401(k)(3), 401(k)(11), 410(b), or 416 of the Code, as applicable, by reason of the making of any such Catch-Up Employee Deferral Contributions.

     ARTICLE IV — Company Contributions

     1. Company Matching Contributions. Effective for periods on and after December 31, 2003, Company Matching Contributions will no longer be made to the Plan. This Section 1 of Article IV shall be effective only for periods preceding December 31, 2003. The Company will contribute to the account of each Participant in this Plan, an amount equal to the sum of the Participant’s Employee Deferral Contributions and the Participant’s After-Tax Employee Contributions, up to the first six percent (6%) of the Participant’s Gross Earnings, multiplied by twenty-five percent (25%). These percentages may be changed from time to time by the Company. An allocation of Company Matching Contributions shall be made only with respect to Participants who have completed at least one (1) Hour of Service during the Plan Year. Company Matching Contributions shall be deposited in a Participant’s Non-ESOP Company Matching Contribution Account.

     2. Stock Matching Contributions. Timken will contribute to the Account of each Participant an amount equal to the sum of (a) the Participant’s Employee Deferral Contributions up to the first three percent (3%) of the Participant’s Gross Earnings, multiplied by one hundred percent (100%), and (b) the Participant’s Employee Deferral Contributions in excess of the first three percent (3%) up to the next three percent (3%) of the Participant’s Gross Earnings, multiplied by fifty percent (50%). Stock Matching Contributions shall be made in Timken Stock. These percentages may be changed from time to time by Timken. An allocation of Stock Matching Contributions shall be made only with respect to Participants who have completed at least one (1) Hour of Service during the Plan Year. Stock Matching Contributions shall be deposited in a Participant’s Non-ESOP Stock Matching Contribution Account. Notwithstanding any other provision of the Plan to the contrary, no Stock Matching Contributions shall be made with respect to any Catch-Up Employee Deferral Contributions (as defined in Article III, Section 7, hereof).

     3. Company Supplemental Contributions. Effective for periods on and after December 31, 2003, Company Supplemental Contributions will no longer be made to the Plan. This Section 3 of Article IV shall be effective only for periods preceding December 31, 2003. For each half of the Plan Year, the Company may contribute a Company Supplemental Contribution, which shall be in an amount determined by the Company and allocated in proportion to which the sum of each eligible Participant’s Employee Deferral Contributions and After-Tax Employee Contributions for the applicable period, bears to the total of all such contributions for all such eligible Participants. Company Supplemental Contributions shall be deposited in a Participant’s Non-ESOP Company Supplemental Contribution Account.

     4. 401(k) Plus Contributions. Effective for periods on and after December 31, 2003, 401(k) Plus Contributions will no longer be made to the Plan. This Section 4 of Article IV shall be effective only for periods preceding December 31, 2003. The Company will contribute to the Account of each Participant who is an Employee of the Company at Score International a 401(k) Plus Contribution. For an Employee to be eligible for a 401(k) Plus Contribution he must be actively employed by the Company on the first day of the calendar quarter for which the contribution is to be made, must be otherwise eligible to participate in the Plan on the first day of the calendar quarter for which the contribution is to be made, and must not be an elected officer of the Company having an employee excess benefits agreement. If an Employee eligible for a 401(k) Plus Contribution transfers to another employment category or terminates employment with the Company, he will receive a contribution based upon his eligible Gross Earnings for that calendar quarter. The 401(k) Plus Contributions shall be deposited in a Participant’s Non-ESOP 401(k) Plus Contribution Account.

     The 401(k) Plus Contribution will be based on (a) the Employee’s full years of Credited Service, with any fractional share of a year of Credited Service disregarded, and (b) the Employee’s Gross Earnings. The 401(k) Plus Contribution shall be calculated as follows:

Years of Credited Service	Contribution Percentage Rate
Under 5	2.50%
5-9	3.00%
10-14	3.50%
15-19	4.50%
20-24	6.00%
25 or more	8.00%

     The percentages set forth above may be changed from time to time by the Company.

     Notwithstanding any other provision of this Section 4 to the contrary, if a Participant who is eligible for a 401(k) Plus Contribution in a calendar quarter transfers to another position with a Controlled Group Member during such calendar quarter that is not eligible to receive a 401(k) Plus Contribution in such quarter, but would be eligible for a Core Contribution or any other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member if he had been employed in such position at the beginning of such calendar quarter, the Participant will only receive a 401(k) Plus Contribution for the calendar quarter in which the transfer occurs if the 401(k) Plus Contribution is greater than the Core Contribution or other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member. If a Participant transfers to a position during a calendar quarter in which he would have been eligible for a 401(k) Plus Contribution if he had been a Participant on the first day of such calendar quarter from a position with a Controlled Group Member in which he was not eligible for a 401(k) Plus Contribution, but was eligible for a Core Contribution or any other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member, the Participant will receive a 401(k) Plus Contribution for the calendar quarter in which the transfer occurs, but only if the 401(k) Plus Contribution is greater than the Core Contribution or other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member. For purposes of this paragraph, the determination of all 401(k) Plus Contributions, Core Contributions or other similar profit sharing contributions under a defined contribution plan of a Controlled Group Member shall be made by taking into account all of the Participant’s Gross Earnings with any Controlled Group Member during the relevant calendar quarter, regardless of whether such Gross Earnings were earned while he was a Participant in the Plan.

     5. Core Contributions. Timken will contribute to the Account of each Participant who, (i) as of December 31, 2003, does not have (A) five (5) years of Continuous Service, and (B) an age plus years of Continuous Service total of at least 50 or (ii) as of December 31, 2003, does have (A) five (5) years of Continuous Service, and (B) an age plus years of Continuous Service total of at least 50, but is not accruing benefit service under a defined benefit pension plan sponsored by a Controlled Group Member, a Core Contribution. For a Participant to be eligible for a Core Contribution he must be actively employed by the Company on the first day of the calendar quarter for which the contribution is to be made, must be otherwise eligible to participate in the Plan on the first day of the calendar quarter for which the contribution is to be made, must not be an elected officer of the Company having an excess benefits agreement, and must not be an Employee who, while eligible to participate in the Plan, continues to accrue benefit service under a collectively bargained defined benefit pension plan of a Controlled Group Member.

     The Core Contribution will be based on (a) the sum of the Employee’s full years of Credited Service and age as of December 31 of the previous calendar year, with any fractional portion of a year of Credited Service or age disregarded, and (b) the Employee’s Gross Earnings for the calendar quarter for which the Core Contribution is made. The Core Contribution shall be calculated as follows:

Age Plus Years of Credited Service	Contribution Percentage Rate
0-34	1.00%
35-44	2.00%
45-54	3.00%
55-64	3.50%
65-74	4.00%
75+	4.50%

     Notwithstanding any other provision of this Section 5 to the contrary, if a Participant who is eligible for a Core Contribution in a calendar quarter transfers to another position with a Controlled Group Member during such calendar quarter that is not eligible to receive a Core Contribution in such quarter, but would be eligible for a 401(k) Plus Contribution or any other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member if he had been employed in such position at the beginning of such calendar quarter, the Participant will only receive a Core Contribution for the calendar quarter in which the transfer occurs if the Core Contribution is greater than the 401(k) Plus Contribution or other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member. If a Participant transfers to a position during a calendar quarter in which he would have been eligible for a Core Contribution if he had been a Participant on the first day of such calendar quarter from a position with a Controlled Group Member in which he was not eligible for a Core Contribution, but was eligible for a 401(k) Plus Contribution or any other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member, the Participant will receive a Core Contribution for the calendar quarter in which the transfer occurs, but only if the Core Contribution is greater than the 401(k) Plus Contribution or other similar profit sharing contribution under a defined contribution plan of a Controlled Group Member. For purposes of this paragraph, the determination of all Core Contributions, 401(k) Plus Contributions or other similar profit sharing contributions under a defined contribution plan of a Controlled Group Member shall be made by taking into account all of the Participant’s Gross Earnings with any Controlled Group Member during the relevant calendar quarter, regardless of whether such Gross Earnings were earned while he was a Participant in the Plan.

     6. In no event shall the annual addition to a Participant’s Account under this Plan and any other qualified defined contribution plan maintained by the Company, except to the extent permitted under Article III, Section 7 hereof and Section 414(v) of the Code, exceed the lesser of $40,000, or, if greater, the dollar limitation indexed for inflation under Section 415(d) of the Code, or 100 percent (100%) of the Participant’s total compensation from the Company. For purposes of this Article IV, Section 6 and the subsequent Sections of this Article IV, compensation is all amounts received by a Participant from the Company during a Plan Year for the performance of personal services, to the extent that such amounts are includable in taxable income. In no event shall the amount of Employee Deferral Contributions to a Participant’s account exceed $11,000 ($13,000 effective January 1, 2004) for any Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code) (except to the extent permitted under Article III, Section 7 hereof and Section 414(v) of the Code).

     The Annual Addition shall be the sum of the following amounts credited to a Participant’s Account for the Limitation Year:

(a)	Core Contributions,

(b)	Employee Deferral Contributions,

(c)	Stock Matching Contributions,

(d)	401(k) Plus Contributions, and

(e)	Amounts allocated, after March 31, 1984, to an individual medical account, as defined in Section 415(c)(2) of the Code, which is a part of a pension or annuity plan maintained by the Company. Amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-Retirement medical benefits, allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company are also treated as annual additions to a defined contribution plan.

     The Limitation Year is the calendar year.

     For this purpose, any excess amount applied in the Limitation Year to reduce Company Contributions will be considered Annual Additions for such Limitation Year.

     In the event a corrective distribution is needed, following the end of the calendar year, the Plan shall distribute such corrective distribution not later than the first April 15 following the close of the calendar year. The income (or loss) allocable to any excess Employee Deferral Contributions shall be distributed as part of any corrective distribution.

     7. If the Annual Addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the Company Contributions to the Participant’s Account made under this Plan shall be reduced as necessary, in the following order:

(a)	Any portion of the excess directly attributable to and arising from Employee Deferral Contributions, to the extent its return would reduce the excess, will be returned to the Participant; however, to the extent Employee Deferral Contributions were matched, the applicable Stock Matching Contribution shall be forfeited in proportion to the returned Employee Deferral Contributions matched;

(b)	401(k) Plus Contributions;

(c)	Core Contributions;

(d)	If after the application of Paragraphs (a) and (b) an excess still exists, and the Participant is covered by the Plan at the end of the Limitation Year, the excess in the Participant’s Account together with any amounts forfeited under (a) and (b) will be used to reduce Company Contributions beginning with Employee Deferral Contributions, if any, for the next Limitation Year, and each succeeding Limitation Year if necessary;

(e)	If after the application of paragraphs (a) and (b) an excess still exists, and the Participant is not covered by the Plan at the end of a Limitation Year, the excess will be held unallocated in a suspense account. The suspense account together with any amounts forfeited under (a) and (b) will be applied to reduce future contributions beginning with Employee Deferral Contributions, if any, for all remaining Participants for the next Limitation Year, and each succeeding Limitation Year if necessary;

(f)	If a suspense account is in existence at any time during a Limitation Year pursuant to this Section, it will not receive any allocation of the investment gains and losses of the Trust. If a suspense account is in existence at any time during a particular Limitation Year, all amounts in the suspense account must be allocated and reallocated to Participants’ Accounts before any Company Contributions may be made to the Plan for that Limitation Year. The excess amount may not be distributed to Participants or former Participants.

     8. If a Participant, whose Account is credited with an excess Annual Addition also is covered under another qualified defined contribution plan maintained by a Controlled Group Member, a welfare benefit fund (as defined in Section 419(e) of the Code) maintained by a Controlled Group Member, or an individual medical account (as defined in Section 415(1)(2) of the Code) maintained by a Controlled Group Member, which provides an Annual Addition as defined in Article IV, Section 6 hereof, during any Limitation Year, the excess shall be corrected by reducing the Annual Addition to this Plan only after all possible reductions have been made to the other defined contribution plans.

     ARTICLE V — Interests Vested

     1. Participants shall have an immediate fully Vested right to Employee Deferral Contributions, Company Matching Contributions, Stock Matching Contributions, Company Supplemental Contributions, After-Tax Employee Contributions, and Rollover Contributions properly credited to their respective subaccounts and the income attributable thereto.

     2. The Vested percentage of a Participant’s Account attributable to 401(k) Plus Contributions and Core Contributions is determined as follows:

Years of Continuous Service:	The Vested Percentage is:
Less than 3	0%
3 or more	100%

     3. Notwithstanding the vesting schedule specified above, a Participant’s right to his Accounts will be Vested upon the date of his Retirement or his death or Disability while he is an Employee.

4.	(a)	If a Participant ceases to be employed but is then reemployed by the Company after he has incurred a One Year Break in Service, and such individual had received a distribution of his entire Vested interest (including where the Participant had no Vested amount in his Account) prior to reemployment, his forfeited Account shall be restored only if he repays the full amount distributed to him before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Company or the close of the first period of five (5) consecutive One Year Breaks in Service commencing after the distribution.

(b)	If a distribution occurs for any reason other than a termination of employment, the time for repayment may not end earlier than five (5) years after the date of distribution. In the event the former Participant repays the full amount distributed to him, the undistributed portion of the Participant’s Account must be restored in full, unadjusted by gains or losses occurring after the Valuation Date preceding the distribution.

     5. If the Plan’s vesting schedule is changed or amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s Vested percentage, each Participant with at least three (3) years of Continuous Service with the Company may elect, within a reasonable period after the adoption of the amendment or change, to have the Vested percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence shall be applied by substituting “five (5) years of Continuous Service” for “three (3) years of Continuous Service” where such language appears.

     The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(a)	60 days after the amendment is adopted;

(b)	60 days after the amendment becomes effective; or

(c)	60 days after the Participant is issued written notice of the amendment by the Company or Plan Administrator.

     Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the Vested percentage (determined as of such date) of such Employee’s right to his

Accrued Benefit derived from Company Contributions will not be less than the percentage computed under the Plan without regard to such amendment.

     6.If a distribution is made at a time when a Participant has a Vested right to less than 100 percent of the Account balance derived from Company Contributions and the Participant may increase his Vested percentage in the Account:

At any relevant time the Participant’s Vested portion will be equal to the amount (“X”) determined by the formula:

X = P(AB+D) – D

        For purposes of applying the above formula: P is the Vested percentage at the relevant time, AB is the Account balance at the relevant time and D is the amount of distribution. “Relevant time” means the time at which, under the Plan, the Vested percentage in the Account cannot increase.

     7. Any Forfeitures shall be used to reduce Company Contributions to the Trust.

    ARTICLE VI — Establishment and Operation of the Trust

1.	(a)	Timken and the Trustee have entered into a Trust agreement which is set forth in a separate document and is incorporated herein. The Trust agreement establishes a Trust consisting of such sums of money and other property as may from time to time be contributed or transferred to the Trustee under the terms of the Plan, along with any property to which the Trust fund may from time to time be converted, and which provides for the investment of Plan assets and the operation of the Trust. The Trust agreement, as amended from time to time, shall be deemed part of the Plan, and all rights and benefits provided to persons under the Plan shall be subject to the terms of the Trust agreement.

	(b)	Notwithstanding any provision of the Plan to the contrary, (1) the Plan Administrator may establish rules and procedures relating to the investments in one or more of the investment options, which rules and procedures may be changed from time to time by the Plan Administrator, and (2) the investment options shall be subject to, and governed by, all applicable legal rules and restrictions and the rules specified by the investment option providers in the fund prospectus(es) or other governing documents thereof (to the extent such rules and procedures are imposed and enforced by the investment fund provider against the Plan or a particular Participant). Such rules, procedures and restrictions may limit the ability of a Participant to make transfers into or out of a particular investment option and/or may result in additional transaction fees or other costs relating to such transfers.

     2. The Committee authorizes the Trustee to accept investment direction from Participants. The Trustee shall invest in the Investment Funds in accordance with investment directions given by the Participants, Beneficiaries, and Alternate Payees for whose accounts such assets are held, to the extent authorized in accordance with procedures established for such purpose from time to time by the Plan Administrator. Participants, Beneficiaries, and Alternate Payees will be deemed responsible for purposes of such investment selection and allocation.

     Where the Committee, a Participant, a Beneficiary, an Alternate Payee, or an Investment Manager other than the Trustee has the power and authority to direct the investment of assets of the Trust, the Trustee does not have any duty to question any direction, to review any securities or other property, or to make any suggestions in connection therewith. The Trustee will promptly comply with any direction given by the Committee, a Participant, a Beneficiary, an Alternate Payee, or Investment Manager. The Trustee will neither be liable for failing to invest any assets of the Trust Fund under the management and control of the Committee, a Participant, a Beneficiary, an Alternate Payee, or an Investment Manager in the absence of investment directions regarding such assets.

     The provisions of this Section 2 are subject to the rules, procedures and restrictions described in Section 1(b) of this Article VI. In furtherance of, but without limiting the foregoing, the Trustee, the Administrative Delegate, the Plan Administrator, the Committee, any Investment Manager, or any investment option provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate.

     3. Timken may, for administrative purposes, establish unit values for one or more Investment Funds (including Timken Stock) and maintain the Accounts setting forth each Participant’s interest in such Investment Fund (or portion thereof) in terms of such units, all in accordance with fair, equitable and administratively practicable rules and procedures as Timken shall design and adopt. Such rules and procedures shall be set forth in an administrative services agreement between Timken and the Trustee, which agreement shall be incorporated by reference and made a part of this Plan. In the event that unit accounting is established for any Investment Fund (or portion thereof) the value of a Participant’s Account at any time shall be an amount equal to the then value of a unit in such Investment Fund (or any portion thereof) multiplied by the number of units then credited to the Participant.

     4. A Participant can request transfers on any business day of amounts in his Account, except for Stock Matching Contributions, from one Investment Fund to another. The Participant may elect what percentage, if any, of those assets in the Participant’s Account eligible for transfer will be withdrawn in one percent (1%) increments from existing Investment Funds. The Participant may then elect what percentage of the assets so withdrawn will be transferred to other Investment Funds in one percent (1%) increments. In order to effectuate a transfer into or out of the Investment Fund holding Timken Stock, shares of Timken Stock may be (a) bought and/or sold on the open market at the market price of the stock on any Valuation Date, or (b) bought from and/or sold to Timken at the average of the high and low market price on the Valuation Date the request for purchase and/or sale is received by Timken, if cash is not available.

     The provisions of this Section 4 are subject to the rules, procedures and restrictions described in Section 1(b) of this Article VI. In furtherance of, but without limiting the foregoing,

the Trustee, the Administrative Delegate, the Plan Administrator, the Committee, any Investment Manager, or any investment option provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate.

5.	(a)	Stock Matching Contributions to the Plan may be transferred to other Investment Funds only in accordance with this Article VI, Section 5. Participants who have attained age 55 or who have 30 years of Continuous Service will be permitted to transfer their ESOP and Non-ESOP Stock Matching Contribution Accounts to any other Investment Fund. A Beneficiary or Alternate Payee may direct the investment in his ESOP and Non-ESOP Stock Matching Contribution Accounts.

	(b)	Participants who do not meet the age or service requirement of clause (a) of this Section 5 on January 1, 2004 will be permitted, on and after January 1, 2004, to transfer 1/3 of the value of their Account balance from Stock Matching Contributions on December 31, 2003 into any investment options offered by the Plan Administrator. Participants who do not meet the age or service requirement of clause (a) of this Section 5 on January 1, 2005 will be permitted, on and after January 1, 2005, to transfer 1/2 of the value of their remaining Account balance as of December 31, 2003 from Stock Matching Contributions on December 31, 2003 into any other Investment Fund. Participants who do not meet the age or service requirement of clause (a) of this Section 5 on January 1, 2006 will be permitted, on and after January 1, 2006, to transfer the remaining portion of the value of their Account balance as of December 31, 2003 from Stock

Matching Contributions on December 31, 2003 into any other Investment Fund.

(c)	Participants who do not meet the age or service requirement of clause (a) of this Section 5 will be permitted to transfer Stock Matching Contributions made on and after January 1, 2004 into any other Investment Fund beginning on the first day of the third calendar year after the calendar year in which the Stock Matching Contributions were made.

(d)	The provisions of this Section 5 are subject to the rules, procedures and restrictions described in Section 1(b) of this Article VI. In furtherance of, but without limiting the foregoing, the Trustee, the Administrative Delegate, the Plan Administrator, the Committee, any Investment Manager, or any investment option provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate.

     6. Participants who have terminated service with the Company on account of Retirement or have terminated service with the Company and who are no longer employed by any Controlled Group Member will be permitted to transfer any portion of their Accounts to any other Investment Fund, according to the procedures described in Section 4 above.

     7. The Trustee shall, following the end of each Valuation Date, value all assets of the Trust, allocate net gains or losses, and process additions to and withdrawals from Account balances in the following manner:

(a)	The Trustee shall first compute the fair market value of securities and/or the other assets comprising each Investment Fund. Each Account balance shall be adjusted each business day by applying the closing market price of the Investment Fund on the current business day to the share/unit balance of the Investment Fund as of the close of business on the current business day.

(b)	The Trustee shall then account for any requests for additions or withdrawals made to or from a specific designated Investment Fund by any Participant, including allocations of contributions. In completing the valuation procedure described above, such adjustments in the amounts credited to such Accounts shall be made on the business day to which the investment activity relates. Contributions received by the Trustee pursuant to this Plan shall not be taken into account until the Valuation Date coinciding with or next following the date such contribution was both actually paid to the Trustee and allocated among the Accounts of Participants.

(c)	Notwithstanding Subsections (a) and (b) above, in the event a Pooled Investment Account is created as an Investment Fund, valuation of the Pooled Investment Account and allocation of earnings of the Pooled Investment Account shall be governed by the administrative services agreement for such Pooled Investment Account. The provisions of any such administrative services agreement shall be incorporated by reference and made a part of this Plan.

     It is intended that this Article VI, Section 7, operate to distribute among the Participant’s Accounts in the Trust, all income of the Trust and changes in the value of the assets of the Trust.

     8. As soon as possible following the end of each calendar quarter, each Participant shall receive a statement showing the details of the Participant’s Account in the Trust.

     9. Investment fees attributable to a Participant’s choice of a particular Investment Fund may be charged against the Participant’s Account balance in that Investment Fund.

     10. [Reserved]

     11. The Plan Administrator shall provide notice of any Blackout Period (as defined in Article VI, Section 12) to all Participants and Beneficiaries whose rights under the Plan will be temporarily suspended, limited, or restricted by the Blackout Period and shall arrange for notice to the issuer of Timken Stock subject to such Blackout Period. The notice required shall be written in a manner calculated to be understood by the average Participant and shall include the following information:

(a)	the reasons for the Blackout Period;

(b)	a description of the rights otherwise available to Participants and Beneficiaries under the Plan which will be temporarily suspended, limited, or restricted by the Blackout Period;

(c)	the expected beginning date and ending date of the Blackout Period;

(d)	in the case of investments affected, a statement that the Participant or Beneficiary should evaluate the appropriateness of their current investment decisions in light of their inability to direct or diversify assets in their Accounts during the Blackout Period;

(e)	in any case in which the notice required is not furnished at least 30 days in advance of the last date on which Participants and Beneficiaries could exercise the affected rights immediately before the commencement of the

Blackout Period, a statement that federal law generally requires that such notice be furnished at least 30 days in advance of the last date on which Participants and Beneficiaries could exercise the affected rights immediately before the commencement of a Blackout Period, and an explanation why at least 30 days advance notice could not be furnished; and

(f)	the name, address, and telephone number of the Plan Administrator responsible for answering questions about the Blackout Period.

If following the issuance of the notice there is a change in the beginning or ending date of the Blackout Period, the Plan Administrator shall furnish all affected Participants and Beneficiaries an updated notice and shall arrange for an updated notice to the issuer of Timken Stock, which updated notice shall explain the reasons for the change in the date and identify all material changes in the information contained in the prior notice.

     12. The term “Blackout Period” means, in connection with this Plan, any period for which any ability of Participants or Beneficiaries under the Plan, which is otherwise available under the terms of such Plan, to direct or diversify assets credited to their Accounts, to obtain loans from the Plan, or to obtain distributions from the Plan, is temporarily suspended, limited, or restricted, if such suspension, limitation, or restriction is for any period of more than three consecutive business days. A “Blackout Period” does not include a suspension, limitation, or restriction:

(a)	which occurs by reason of the application of the federal securities laws;

(b)	which is a change to the Plan which provides for a regularly scheduled suspension, limitation, or restriction which is disclosed to all affected

Participants or Beneficiaries through any summary of material modification, any materials describing specific investment alternatives under the Plan, or any changes thereto; or

(c)	which applies only to one or more individuals, each of whom is a Participant, an Alternate Payee, or any other Beneficiary pursuant to a qualified domestic relations order.

     ARTICLE VII — Distributions from the Trust

  1.  A  Participant’s Account shall be distributed to the Participant at the Participant’s request upon Retirement, upon a break in Continuous Service with the Company, upon a permanent layoff due to job elimination, general reduction in the workforce, or plant or office closing, upon attainment of age 70 ½, upon determination of Disability, upon approval of any in-service or hardship withdrawal or to the Participant’s Beneficiary upon the death of the Participant, except as hereinafter provided.

2.	(a)	A Participant’s Beneficiary shall be his spouse or, if the Participant has no spouse or the Participant’s spouse consents (in the manner described in this Paragraph) to the designation of another Beneficiary, such other Beneficiary as is designated by the Participant as his Beneficiary. The Account balance shall be adjusted for gains and losses occurring after the Participant’s death in accordance with usual Plan procedures for adjusting Account balances for other types of distributions.

(b)	A Participant may elect at any time to waive the surviving spouse as Beneficiary and may revoke any such election at any time. Such an election shall not take effect unless the spouse of the Participant consents in writing to such election, such election designates a Beneficiary (or a form of benefits) which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse) and the spouse’s consent acknowledges the effect of such election and is witnessed by a notary public, or it is established to the satisfaction of the Plan

Administrator that the consent required may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.

(c)	For purposes of this Section 2, spouse means a person who is legally married (and the marriage was performed before proper civil or religious authority) to the Participant.

(d)	If a Participant has no spouse, if the spouse has consented in the manner described above to not being the designated Beneficiary, if the spouse cannot be located, or because of other circumstances prescribed by the Secretary of the Treasury, the Participant may, by written notice delivered to the Plan Administrator, designate or change the designation of a Beneficiary to whom payments of benefits may be paid in the event of his death. In the absence of such notice, such benefits shall, to the extent permitted by law, in the following order of preference: (a) to the deceased Participant’s surviving spouse, (b) to the deceased Participant’s child or children, in equal shares, per stirpes, or (c) to the executor or administrator of the deceased Participant’s estate.

(e)	A Participant may elect a tax-exempt organization qualified under Section 501(c)(3) of the Code as a Beneficiary of all or part of his Account. The

Participant must furnish to the Plan Administrator the appropriate information substantiating such Beneficiary’s tax-exempt status.

     3. Distributions shall be made in cash, except that a Participant or Beneficiary entitled to a distribution from the Trust may, at his option, receive certificates for the full shares of Timken Stock held for his benefit and cash for any fractional interests in shares and investments in other investment options. All Investment Funds, including Timken Stock, shall be valued by using the market value of such investments and the closing price of Timken Stock on the day preceding the date of distribution, but not to exceed seven (7) business days from the date forms are received by the Trustee.

4.	(a)	Such distributions shall be made in a lump sum, unless the distribution is in installment payments as elected by the Participant. The Distribution will commence as soon as administratively possible following completion of a Participant’s distribution request and approval by the Plan Administrator. Notwithstanding the foregoing, unless the Participant otherwise elects, distribution to a Participant will be made no later than the sixtieth (60th) day after the close of the Plan Year in which Continuous Service is broken, except as the minimum distribution requirements set forth in Article VII, Section 6, may otherwise require or if the value of the Participant’s Vested Account is $5,000, or less. No distribution can be made from the Plan, after the Benefit Starting Date, without the consent of the Participant, or in cases where the Participant has died, the Participant’s Beneficiary, except that the Plan will make an immediate lump-sum distribution to a Participant or Beneficiary, as the case may be, if the value of the Participant’s Vested Account is not more than $5,000. For purposes of this Article VII, Section 4(a) of the Plan, the value of a Participant’s Vested Account balance will be calculated without including any Rollover Contributions and any earnings allocable to Rollover Contributions.

(b)	If the value of a Participant’s Vested Account balance derived from Company and Participant contributions exceeds $5,000, and the Account balance is immediately distributable, the Participant must consent to any distribution of such Account balance. An Account balance is immediately distributable if any part of the Account balance could be distributed to the Participant before the Participant attains Normal Retirement Age. The consent of the Participant shall not be required to the extent that a distribution is required to satisfy Section 401(a)(9) or Section 415 of the Code. For purposes of this Article VII, Section 4(b) of the Plan, the value of a Participant’s Vested Account balance will be calculated without including any Rollover Contributions and any earnings allocable to Rollover Contributions.

(c)	Participants and Beneficiaries will also have the option to receive a distribution in installments. The frequency of the installment payments shall be payable over a term not exceeding the joint life expectancy of the Participant or Beneficiary, at the Participant’s or Beneficiary’s election as follows:

(i)	monthly;

(ii)	quarterly;

(iii)	semi-annually;

(iv)	annually.

A Participant or Beneficiary must have a minimum Account balance of $5,000 to elect installment distribution.

(d)	Unless the Participant otherwise elects, subject to paragraph (b) of this Section, the payment of benefits to a Participant shall begin not later than the sixtieth (60th) day after the latest of the close of the Plan Year in which (i) the Participant attains age sixty-five (65), (ii) the Participant completes ten (10) years of Continuous Service, or (iii) the Participant terminates his service with the Company. Notwithstanding the foregoing, the failure of a Participant, spouse or Beneficiary to consent to a distribution while a benefit is immediately distributable within the meaning of Article VII, Section 4(b) of the Plan, shall be deemed to be an election to defer commencement of any benefit sufficient to satisfy this Section 4. Such an election may not be made if the exercise of such election will cause the benefits payable under this Plan in the event of the death of the Participant to be more than incidental.

5.	(a)	For distributions made from the Plan, the appropriate tax withholdings will be made, unless the Participant directs the Plan Administrator, pursuant to procedures to be implemented by the Plan Administrator, to roll over directly his eligible rollover distribution to an eligible retirement plan. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a specified period of ten (10) years or more, (ii) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code, and (iii) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Participant’s eligible rollover distribution. However, for Plan Years prior to December 31, 2002, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. For purposes of this provision, a Participant includes an Employee or former Employee, a Participant’s surviving spouse and a Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

(b)	All components of a hardship withdrawal are not an eligible rollover distribution.

6. Required Distributions.

(a)	General Rules.

(i)	The requirements of this Article VII, Section 6, shall apply to any distribution of a Participant’s Account and shall take precedence over any inconsistent provisions of this Plan, provided that the requirements of this Article VII, Section 6, shall not enlarge the distribution options currently available to Participants and Beneficiaries under the other provisions of Article VII of the Plan.

(ii)	All distributions required under this Section shall be determined and made in accordance with the regulations under Code Section 401(a)(9), including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the regulations.

(iii)	The Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) promulgated on April 17, 2002, notwithstanding any provisions of the Plan to the contrary.

(b)	Distributions Commencing During a Participant’s Lifetime.

(i)	The entire interest of a Participant must be distributed to such Participant no later than the Participant’s Required Beginning Date, or must be distributed, beginning not later than the Required Beginning Date, over the life of the Participant or joint lives of the

Participant and designated Beneficiary or over a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the designated Beneficiary.

(ii)	Required Beginning Date means, for a Participant who is a 5-percent owner (as defined in Section 416 of the Code), April 1 of the calendar year following the calendar year in which he attains age 70 ½.

(iii)	Required Beginning Date means, for any Participant who is not a 5-percent owner (as defined in Section 416 of the Code), April 1 of the calendar year following the later of the calendar year in which he attains age 70 ½ or the calendar year in which terminates employment with the Company on account of Retirement. Any such Participant attaining age 70 ½ who is still employed by the Company may elect to defer distribution until the calendar year following the calendar year of his Retirement.

(iv)	The applicable distribution period for required minimum distributions for distribution calendar years up to and including the distribution calendar year that includes the Participant’s death is determined using the Internal Revenue Service’s Uniform Lifetime Table for the Participant’s age as of the Participant’s birthday in the relevant distribution calendar year. A “distribution calendar year” is a calendar year for which a minimum distribution is required.

(c)	Distributions Before Required Beginning Date. Lifetime distributions made before the Participant’s Required Beginning Date for calendar years before the Participant’s first distribution calendar year, need not be made in accordance with this Article VII, Section 6. However, if distributions commence before the Participant’s Required Beginning Date under a particular distribution option, the distribution option fails to satisfy the provisions of Section 401(a)(9) of the Code at the time distributions commence if, under the terms of the particular distribution option, distributions to be made for the Participant’s first distribution calendar year or any subsequent distribution calendar year fail to satisfy Section 401(a)(9).

(d)	Death After Distributions Have Begun. If distribution of the Participant’s interest has begun and the Participant dies before his entire interest has been distributed to him, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant’s death. The applicable distribution period for distribution calendar years after the distribution calendar year containing the Participant’s death is the longer of either the remaining life expectancy of the Participant’s designated Beneficiary or the remaining life expectancy of the Participant. If the Beneficiary is not an individual or does not otherwise meet the requirements of Section

401(a)(9) of the Code, the remaining life expectancy of the Participant must be utilized.

(e)	Death Before Required Beginning Date. If the Participant dies before his Required Beginning Date and distribution of his interest, distribution of the Participant’s entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death except to the extent that an election is made to receive distributions in accordance with (i) or (ii) below:

(i)	if any portion of the Participant’s interest is payable to a designated Beneficiary, distributions may be made over the life or over the period certain not greater than the life expectancy of the designated Beneficiary beginning on or before December 31 of the calendar year immediately following the calendar year in which the Participant died;

(ii)	if the designated Beneficiary is the Participant’s surviving spouse, the date distributions are required to begin in accordance with (i) above shall not be earlier than the later of:

(A)	December 31 of the calendar year immediately following the calendar year in which the Participant died, or

(B)	December 31 of the calendar year in which the Participant would have attained age 70 ½.

(iii)	If the Participant has not made an election pursuant to (e)(ii) above by the time of his death, the Participant’s designated Beneficiary must elect the method of distribution no later than the earlier of:

(A)	December 31 of the calendar year in which distributions would be required to begin under this Subparagraph, or

(B)	December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant.

(iv)	If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant’s entire interest must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(v)	For purposes of (e)(ii) above, if the surviving spouse dies after the Participant, but before payments to such spouse begin, the provisions of (e)(ii) above, with the exception of (e)(ii)(B) therein, shall be applied as if the surviving spouse were the Participant.

(vi)	For purposes of this Paragraph (e), distribution of a Participant’s interest is considered to begin on the Participant’s Required Beginning Date (or if (e)(v) above is applicable, the date distribution is required to begin to the surviving spouse pursuant to (e)(v) above).

(f)	Minimum Distribution Amount.

If a Participant’s benefit is to be distributed over:

(i)	a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant’s designated Beneficiary, or

(ii)	a period not extending beyond the life expectancy of the designated Beneficiary,

the amount required to be distributed for each calendar year beginning with the distributions for the first distribution calendar year, must be at least equal to the quotient obtained by dividing the Participant’s benefit by the applicable distribution period. For distribution calendar years up to and including the distribution calendar year that includes the Participant’s death, the required minimum distribution amount is determined under the Uniform Lifetime Tables promulgated by the Internal Revenue Service for the Participant’s age as of his birthday in the relevant distribution calendar year. If a Participant dies on or after the Required Beginning Date, the distribution period available for calculating the amount that must be distributed during the distribution calendar year that includes the Participant’s death is determined as if the Participant had lived throughout the year. If the sole designated Beneficiary of a Participant is the Participant’s surviving spouse, for required minimum distributions during the Participant’s lifetime, the applicable distribution period is the longer of the distribution period determined in accordance with the preceding three sentences or the joint life expectancy of the Participant and spouse using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year. The spouse is the sole designated Beneficiary for purposes of determining the applicable distribution period only if the spouse is the sole Beneficiary of the Participant’s entire interest at all times during the distribution calendar year.

(g)	Life Expectancies. Life expectancies for purposes of determining required minimum distributions must be computed using the Single Life Table and the Joint and Last Survivor Table promulgated by the Internal Revenue Service.

(h)	Minimum Distribution Incidental Benefit. If distributions are made in accordance with this Article VII, Section 6, the minimum distribution incidental benefit requirement is satisfied.

(i)	Timing of Distributions. The minimum distribution required for the Participant’s first distribution calendar year must be made on or before the Participant’s Required Beginning Date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, must be made on or before December 31 of that calendar year.

(j)	Distribution to a Charitable Organization. If a Participant selects as his Beneficiary a tax-exempt organization qualified under Section 501(c)(3) of the Code, any interest under the Plan payable to said tax-exempt organization must be distributed no later than September 30 of the calendar year following calendar year in which the Participant dies.

(k)	Multiple Plans. If a Participant is a Participant in more than one qualified retirement plan, the plans in which the Participant participates are not permitted to be aggregated for purposes of testing whether the minimum distribution requirements are met. The distribution of the benefit of the Participant under each plan must separately meet the requirements.

(l)	Special Accounts. For purposes of this Plan, the ESOP Account and the Non-ESOP Account for each Participant will be aggregated for purposes of satisfying the minimum distribution rules.

     7. A Participant otherwise entitled to a distribution from the Plan may elect to retain or shall be deemed to retain said distribution in the Plan until such time as the Participant shall direct the Plan to make said distribution, provided that such distribution must be made not later than the time specified in Article VII, Sections 4 and 6, above. Upon written notice (or by any other method approved by Timken) from the Participant, such distribution shall be made as soon as possible after the notice is received.

     8. The assets of the Trust to be distributed to a Participant or Beneficiary shall include cash (or shares (or cash in lieu of fractional shares), if the Participant or Beneficiary elects to receive shares) attributable to dividends payable to shareholders of record as of the end of the quarter with respect to which the calculation is being made.

     9. Distributions While In-Service. In-service distributions must be at least $500 and shall be made, at the election of a Participant who is an Employee, in the following circumstance(s):

(a)	Over age 59 ½.

The Plan Administrator, at the election of the Participant, shall direct the Trustee to distribute to any Participant up to his entire Vested Account balance after he has attained age 59 ½. The maximum number of over age 59 ½ withdrawals permitted to a Participant in any Plan Year is one.

(1)	Age 59 ½ withdrawals are available from the following Accounts and will be withdrawn from the Participant’s Accounts in the following hierarchy with the exception that the Participant may instead choose to have amounts taken from his or her Non-ESOP and ESOP After-Tax Employee Contribution Accounts first:

(A)	Non-ESOP and ESOP Rollover Accounts

(B)	Non-ESOP and ESOP Employee Deferral Contribution Accounts

(C)	Non-ESOP and ESOP 401(k) Plus Contribution Accounts

(D)	Non-ESOP and ESOP Stock Matching Contribution Accounts

(E)	Non-ESOP and ESOP Company Matching Contribution Accounts

(F)	Non-ESOP and ESOP Company Supplemental Contribution Accounts

(G)	Non-ESOP and ESOP After-Tax Employee Contribution Accounts

(2)	Withdrawals will be taken from the investment funds on a pro-rata basis.

(b)	After-Tax Employee Contributions.

The Plan Administrator, at the election of the Participant, shall direct the Trustee to distribute to any Participant up to the entire balance of his Non-ESOP and ESOP After-Tax Employee Contribution Accounts. The maximum number of such distributions permitted to a Participant in any Plan Year is one.

10.	(a)	Partial or total distributions in the case of hardship (in the following hierarchical order of availability) of the Participant’s Non-ESOP and ESOP After-Tax Contribution Accounts, Non-ESOP and ESOP Rollover Accounts and Non-ESOP and ESOP Employee Deferral Contribution Accounts may also be made to a Participant, upon application. Any shares of Timken Stock held in any of these Accounts which will comprise part of the distribution shall be liquidated by the Trustee prior to the distribution to the Participant, unless the Participant elects to receive the shares of Timken Stock. The distribution will be drawn pro-rata from all the available Investment Funds. If a Participant elects a withdrawal prior to the date of his Retirement, termination of employment on account of his Disability or termination of service with the Company, such withdrawal will be made only if, under uniform rules and regulations, and in conformance with procedures established by Timken, the Trustee determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from other resources of the Participant.

(b)	The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the purchase of a primary residence (excluding mortgage payments) of the Participant, payment of post-secondary educational tuition expenses, related educational fees and room and board expenses for the Participant or his dependents, unreimbursable health care expenses incurred by a Participant or his dependents, and the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of a Participant’s principal residence.

(c)	The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant (grossed up to reflect the income taxes that will be assessed on the distribution if the Participant so requests), the Participant has obtained all distributions (other than hardship distributions) and all available nontaxable loans under all plans maintained by the Company, the Participant has elected to receive cash dividends then available on Timken Stock pursuant to Article

XIX, Section 6, and the Participant agrees that all Salary Reduction Contributions and all other Participant contributions to all plans maintained by the Company will be suspended until six (6) months after receipt of the hardship distribution.

(d)	Such election may be made at any time, but not more frequently than once every twelve months for reasons other than the payment of post-secondary educational tuition expenses, related educational fees and room and board expenses. Elections for the payment of post-secondary educational tuition expenses, related educational fees and room and board expenses may be made as often as every calendar quarter, and may be made in addition to a hardship withdrawal for a non-tuition payment reason. All hardship withdrawal elections shall be made by a Participant on written forms supplied by the Trustee for that purpose. Such distributions shall be processed immediately following completion of the application procedures.

11.	(a)	Timken may transfer a Participant’s Account under the Plan to another qualified defined contribution plan maintained by a Controlled Group Member, when the Participant transfers employment from an employee group covered by the Plan to an employee group not so covered, provided that the other plan accepts such transfers. The Plan Administrator may establish such nondiscriminatory restrictions and rules applicable to such transfers as it may determine to be necessary or desirable to maintain the qualified status of the Plan (and any other plan sponsored by it or by a

Controlled Group Member) under the Code; including, without limitation, rules insuring that such transfers comply with Sections 411(a) and 411(d)(6) of the Code and the regulations thereunder.

(b)	When a Participant transfers employment from an employee group not covered by the Plan to an employee group covered by the Plan and has otherwise satisfied the eligibility requirements of the Plan, Timken may transfer the Participant’s Account balance under another qualified defined contribution plan maintained by a Controlled Group Member which authorizes such transfers to the Plan. The Plan Administrator may establish such nondiscriminatory restrictions and rules applicable to such transfers from the Plan and transfers to the Plan as it may determine to be necessary or desirable to maintain the qualified status of the Plan and any other plan sponsored by it or by a Controlled Group Member under the Code; including, without limitation, rules insuring that such transfers comply with Section 411(a) and 411(d)(6) of the Code and the regulations thereunder. In no event shall any amount be transferred to the Trust from a defined benefit pension plan or a money purchase pension plan of the Controlled Group.

(c)	If any portion of a Participant’s benefit is transferred in a distribution calendar year with respect to that Participant in order to satisfy the minimum distribution rules in Article VII, Section 6, the transferor plan must determine the amount of the required minimum distribution with respect to that Participant for the calendar year of the transfer using the

Participant’s benefit under the transferor plan before the transfer. If any portion of a Participant’s benefit is transferred in the Participant’s second distribution calendar year, but on or before the Participant’s required beginning date, in order to satisfy Article VII, Section 6, the transferor plan must determine the amount of the minimum distribution requirement for the Participant’s first distribution calendar year based on the Participant’s benefit under the transferor plan before the transfer. The transferor plan may satisfy the minimum distribution requirement for the calendar year of the transfer (and the prior year if applicable) by segregating the amount which must be distributed from the Participant’s benefit and not transferring that amount. Such amount may be retained by the transferor plan and must be distributed on or before the date required under Article VII, Section 6, of the Plan.

     12. If overpayments or underpayments of benefits under the Plan have been made to a Participant or Beneficiary, the amount of benefits will be appropriately adjusted.

     13. Employee Deferral Contributions and allocable income are not distributable to a Participant or his Beneficiary or Beneficiaries, in accordance with such Participant’s or Beneficiary’s or Beneficiaries’ election, earlier than upon Retirement, severance from employment, death, or Disability other than upon the occurrence of one or more of the following events:

(a)	Termination of the Plan without the establishment of another Defined Contribution Plan other than an employee stock ownership plan (as defined in Section 4975(e) or 409 of the Code), or a simplified employee pension plan (as defined in Section 408(k) of the Code).

(b)	For occurrences prior to January 1, 2002, the transfer by the Company, if a corporation, to an unrelated corporation of substantially all of the assets (within the meaning of Section 409(d)(2) of the Code) used in a trade or business of such corporation if the Company continues to maintain this Plan after the disposition, but only with respect to Employees who continue employment with the corporation acquiring such assets.

(c)	For occurrences prior to January 1, 2002, the transfer by the Company to an unrelated entity of such corporation’s interest in a subsidiary (within the meaning of Section 409(d)(3) of the Code) if the Company continues to maintain this Plan, but only with respect to Employees who continue employment with such subsidiary.

(d)	A distribution made pursuant to an event described in subsection (a), (b), or (c) above shall be made in the form of a lump sum.

(e)	Distribution of Employee Deferral Contributions may be made to a Participant in the event of hardship pursuant to a showing of immediate and heavy financial need, as described in Article VII, Section 9, of the Plan.

     14. Any distribution fees charged will be paid by the Participant and/or Beneficiary from funds in the Trust.

     ARTICLE VIII — Equity Determination

     The provisions of this Article VIII shall be effective only for Plan Years in which the Plan fails to meet the requirements of Sections 401(k)(12) and 401(m)(11) of the Code.

     1. Timken may amend or revoke the Employee Deferral Contribution election or the After-Tax Employee Contribution election of any Participant at any time, if Timken determines that such revocation or amendment is necessary to insure that the annual addition to a Participant’s Account for any Plan Year will not exceed the limitations of Article IV, Section 6, or to insure that the discrimination tests of Section 401(k) of the Code are met for such Plan Year. The discrimination tests shall be (1) that the Employees eligible to benefit under this Plan shall satisfy the nondiscrimination provisions of Section 410(b)(1) of the Code and (2) that the actual deferral percentage for Highly Compensated Employees for such Plan Year bears a relationship to the actual deferral percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

(a)	the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by 1.25, or

(b)	the excess of the actual deferral percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two (2) percentage points, and the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by two (2).

     For purposes of this Section, the actual deferral percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

(a)	the amount of Employee Deferral Contributions actually paid to the Trust on behalf of each such Employee for such Plan Year (excluding any Catch-Up Employee Deferral Contributions), as well as any Company Matching Contributions, Stock Matching Contributions, 401(k) Plus Contributions, Core Contributions, and any Company Supplemental Contributions that are treated by Timken as elective contributions to the Plan, to

(b)	the Employee’s compensation (as defined in Section 414(s) of the Code) for such Plan Year.

     For purposes of determining whether the Plan satisfies the actual deferral percentage test, all Employee Deferral Contributions (excluding any Catch-Up Employee Deferral Contributions), as well as any Company Matching Contributions, Stock Matching Contributions, 401(k) Plus Contributions, Core Contributions, and any Company Supplemental Contributions treated by Timken as elective contributions that are made under two or more plans that are aggregated for the purpose of satisfying Sections 401(a)(4) of the Code and 410(b) (other than Section 410(b)(2)(A)(ii) of the Code), are to be treated as made under a single plan. If two or more plans are permissively aggregated for the purpose of satisfying Section 401(k) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. In calculating the actual deferral percentage, the actual deferral ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(k)

of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan.

     2. Timken may amend or revoke the Employee Deferral Contributions election and After-Tax Employee Contributions election of any Participant at any time, if Timken determines that such revocation or amendment is necessary to insure that the discrimination tests of Section 401(m) of the Code are met for such Plan Year. The discrimination tests shall be that the actual contribution percentage for Highly Compensated Employees for such Plan Year bears a relationship to the actual contribution percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

(a)	the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by 1.25, or

(b)	the excess of the actual contribution percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two (2) percentage points, and the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by two (2).

     For purposes of this Section, the actual contribution percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

(a)	the amount of Company Matching Contributions, Stock Matching Contributions, 401(k) Plus Contributions, Core Contributions, and

Company Supplemental Contributions actually paid to the Trust on behalf of each such Employee for such Plan Year, as well as any Employee Deferral Contributions (excluding any Catch-Up Employee Deferral Contributions) and any After-Tax Employee Contributions, that are treated by Timken as matching contributions to the Plan, to

(b)	the Employees’ compensation (as defined in Section 414(s) of the Code) for such Plan Year.

     For purposes of determining whether the Plan satisfies the actual contribution percentage test of Section 401(m) of the Code, all Matching Contributions that are made under two or more plans that are aggregated for purposes of satisfying Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code), are to be treated as made under a single plan. If two or more plans are permissively aggregated for purposes of satisfying Section 401(m) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. In calculating the actual contribution percentage, the actual contribution ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(m) of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan.

     3. In the event that the Plan should fail to meet the test set forth in Article VIII, Section 1, the amount of excess contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling methods:

(a)	the total dollar amount of excess aggregate contributions is determined by reducing contributions on behalf of Highly Compensated Employees in the order of their deferral percentages, beginning with the highest of such percentages and continuing until the actual deferral percentage test is satisfied;

(b)	the amount determined in (a) above is reallocated beginning with the Highly Compensated Employee with the highest dollar amount of contributions taken into account in performing the actual deferral percentage test to equal the dollar amount of the Highly Compensated Employee with the next highest dollar amount of such contributions and continuing in succeeding order of the Highly Compensated Employees until all excess aggregate contributions are accounted for as determined in (a) above;

(c)	each Highly Compensated Employee will receive a distribution of his portion of excess aggregate contributions determined in step (b) above.

     For each Highly Compensated Employee, the amount of excess contributions is equal to the total Employee Deferral Contributions (excluding any Catch-Up Employee Deferral Contributions), plus Company Matching Contributions, Stock Matching Contributions, 401(k) Plus Contributions, Core Contributions, and Company Supplemental Contributions treated as elective contributions, on behalf of the Participant.

     Excess contributions (and income allocable thereto) are distributed in accordance with this Article VIII, Section 3, only if such excess contributions (and allocable income) are designated by Timken as a distribution of excess contributions (and income) and are distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess contributions occurred and within twelve months after the close of such Plan Year.

     A corrective distribution of excess contributions (and income) is includable in gross income of the Participant on the earliest dates any Employee Deferral Contributions by the Participant during the Plan Year would have been received by the Participant had he originally elected to receive the amounts in cash, or, if distributed more than two and a half months after the Plan Year for which such contributions were made, in the taxable year of the Participant in which distributed.

     The amount of excess contributions to be distributed under this Article VIII, Section 3, with respect to a Participant for a Plan Year shall be reduced by any excess Employee Deferral Contribution elections and After-Tax Employee Contribution elections under Article IV, Section 6, previously distributed to such Participant for the Participant’s taxable year ending with or within such Plan Year. The amount of excess Employee Deferral Contributions elections that may be distributed under Article IV, Section 6, with respect to a Participant for a calendar year shall be reduced by any excess contributions previously distributed with respect to such Participant for the Plan Year beginning with or within such calendar year. In the event of a reduction under this paragraph, the amount of excess contributions includable in the gross income of the Participant and the amount of excess contributions reported by Timken as includable in the gross income of the Participant shall be reduced by the amount of the reduction under this paragraph.

     4. In the event that the Plan should fail to meet the test set forth in Article VIII, Section 2, the amount of excess aggregate contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling methods:

(a)	the total dollar amount of excess aggregate contributions is determined by reducing contributions on behalf of Highly Compensated Employees in the order of their contribution percentages, beginning with the highest of such percentages and continuing until the actual contribution percentage test is satisfied;

(b)	the amount determined in (a) above is reallocated beginning with the Highly Compensated Employee with the highest dollar amount of contributions taken into account in performing the actual contribution percentage test to equal the dollar amount of the Highly Compensated Employee with the next highest dollar amount of such contributions and continuing in succeeding order of the Highly Compensated Employees until all excess aggregate contributions are accounted for as determined in (a) above;

(c)	each Highly Compensated Employee will receive a distribution of his portion of excess aggregate contributions determined in step (b) above.

The amount of excess aggregate contributions with respect to an Employee for a Plan Year shall be determined only after first determining the excess contributions that are treated as Participant contributions for the Plan Year due to recharacterization. For each Highly Compensated Employee, the amount of excess aggregate contributions is equal to the total Company Matching Contributions, Stock Matching Contributions, 401(k) Plus Contributions, Core Contributions, and Company Supplemental Contributions, plus Employee Deferral Contributions (excluding any Catch-Up Employee Deferral Contributions) and After-Tax Employee Contributions treated as matching contributions, on behalf of the Participant.

     Excess aggregate contributions (and income allocable thereto) are distributed in accordance with this Article VIII, Section 4, only if such excess aggregate contributions (and allocable income) are designated by Timken as a distribution of excess aggregate contributions (and income) and are distributed to appropriate Highly Compensated Employees after the close of the Plan Year in which the excess aggregate contributions occurred and within twelve months after the close of the following Plan Year.

     A corrective distribution of excess contributions (and income) is includable for the taxable year of the Participant ending with or within the Plan Year for which the excess aggregate contributions were made or, if distributed more than two and a half months after the Plan Year for which such excess aggregate contributions were made, in the taxable year of the Participant in which distributed.

     5. For Plan Years beginning prior to December 31, 2002, if a multiple use of the alternative limitations described in Article VIII, Sections 1 and 2, occurs with respect to the Plan, such multiple use shall be prevented as to any Highly Compensated Employee according to the provisions of Section 1.401(m)-2(b) of the Treasury Regulations. Such multiple use shall be corrected by reducing the dollar amount of contributions by and on behalf of all Highly Compensated Employees. The amount of the reduction to the dollar amount of such contributions of all Highly Compensated Employees shall be calculated in the manner described in Article VIII, Section 4. The required reduction shall be treated as an excess aggregate contribution under the Plan.

     ARTICLE IX — Loans from the Trust

     1. A Participant or Alternate Payee may obtain a loan from the Trust upon proper application to the Trust pursuant to procedures established by the Plan Administrator. The nature and amount of the loan must conform to the following rules and limits:

(a)	Loan proceeds will be withdrawn pro-rata from the following Accounts:

(1)	Non-ESOP and ESOP Employee Deferral Accounts

(2)	Non-ESOP and ESOP Vested 401(k) Plus Contribution Accounts

(3)	Non-ESOP and ESOP Stock Matching Contribution Accounts

(4)	Non-ESOP and ESOP Company Matching Contribution Accounts

(5)	Non-ESOP and ESOP Company Supplemental Contribution Accounts

(6)	Non-ESOP and ESOP Rollover Accounts

(7)	Non-ESOP and ESOP Vested Core Contribution Accounts

(8)	Non-ESOP and ESOP After-Tax Employee Contribution Accounts

(b)	The minimum loan amount is $1,000;

(c)	The maximum loan amount is 50 percent of the Participant’s Vested Accrued Benefit provided, that no loan may be greater than $50,000, reduced by the excess (if any) of (A) the highest outstanding loan balance from the Plan during the one year period ending on the day before the date on which such loan is made over (B) the outstanding loan balance from the Plan on the date on which such loan is made. The Trustee will accept only the Participant’s Vested Accrued Benefit as collateral for loans.

(d)	The term of the loan cannot exceed five (5) years, except that the term of a loan made for the purpose of purchasing a primary residence cannot exceed 30 years. The term of a loan that is not for the purchase of a primary residence may be extended beyond five (5) years for a Participant on a Leave of Absence from the Company or a Controlled Group Member, which is due to military service in the United States Armed Forces, with the term of extension not to exceed the length of such Leave of Absence.

(e)	A Participant may have only one loan from this Plan in effect at any one time and may apply for a subsequent loan immediately after his previous loan is paid in full.

(f)	Timken will establish the rate of interest to be charged on all loan balances. This rate of interest will be one percent (1%) in excess of the prime rate as published in the Wall Street Journal on the first business day of the month in which the loan is granted. A Participant on a Leave of Absence from the Company or a Controlled Group Member, which is due to military service in the United States Armed Forces, may be entitled to the interest rate reduction provided in the Soldiers’ and Sailors’ Civil Relief Act of 1940.

(g)	If the Participant is an active Employee, the loan shall be repaid by the Participant through payroll deduction as established by the loan agreement. If the borrower is not an active Employee, the borrower and Timken shall agree to a repayment schedule which shall be incorporated in the loan agreement.

(h)	The loan may be repaid in full at a date earlier than provided in the loan agreement with no penalty.

(i)	Any loan fees charged will be paid by the Participant from funds other than those in the Trust.

(j)	The loan amount will be taken on a pro-rata basis from the Participant’s Vested Accrued Benefit in all Investment Funds at the time of the loan and on a pro-rata basis from Company and eligible Participant contributions at the time of the loan.

(k)	Loan repayments will be redeposited into the Participant’s current Investment Funds and contributions, using the current ratio, except for amounts which must be reinvested in Timken Stock. No repayments will be deposited in ESOP Accounts.

(l)	The Trustee will declare a loan to be in default when the loan is in arrears of repayment for more than 90 days. The Trustee may take steps to preserve Plan assets, if necessary, in the event of such default. Once default has been established, the amount of the loan in default (unpaid principal and the interest accrued thereon) shall be treated as a distribution from the Plan in the Plan Year in which the default occurs. In the event of default, foreclosure on the note and attachment of security will not occur until a distributable event from the Trust.

(m)	The Plan Administrator may agree to a suspension of loan payments for up to 12 months for a Participant who is on a Leave of Absence without pay. During the suspension period interest shall continue to accrue on the outstanding loan balance. At the expiration of the suspension period all outstanding loan payments and accrued interest thereon shall be due unless otherwise agreed upon by the Plan Administrator.

(n)	The proceeds of the loan cannot be applied toward the purchase of any securities.

(o)	Loan repayments will be suspended under this Plan as permitted under Section 414(u) of the Code.

(p)	A Participant is not required to obtain spousal consent in order to take out a loan under the Plan.

     2. Loans may be applied for on any business day and will be processed as soon as practicable. Any loan whose term extends beyond five (5) years must be on a written application form available from and returned to the Trustee.

     ARTICLE X — Voting of Shares Held by the Trustee

     Each Participant, each Beneficiary who has succeeded to the interest of a Participant and each Alternate Payee (“Eligible Participants and Beneficiaries”) in this Plan shall have the authority to direct the exercise of voting rights as to whole shares of Timken Stock held for the benefit of the Eligible Participant or Beneficiary as of the most current Valuation Date available preceding the record date for the shareholders’ meeting. Timken shall furnish Timken’s Annual Report, Notice of Annual Meeting, Proxy Statement, Proxy Card and other shareholder information to each Eligible Participant and Beneficiary and shall solicit each Eligible Participant’s and Beneficiary’s vote; Timken reserves the option to retain the Trustee or other service provider to perform these services. All other shares of Timken Stock held in the Trust, including shares not voted by Eligible Participants or Beneficiaries or not yet allocated to Eligible Participants or Beneficiaries, are to be voted by the Trustee in the same ratio for the election of Directors and for or against each issue as the applicable votes directed by Eligible Participants and Beneficiaries with respect to whole shares of Timken Stock.

     ARTICLE XI — Merger, Consolidation or Transfer

     In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated).

     ARTICLE XII — Conditions to the Effectiveness and Continuance of this Plan

     1. Timken will not be required to make any contributions to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or rulings, satisfactory to Timken, that such Trust is a qualified Trust under Sections 401(a), 401(k) and 401(m) of the Code, and exempt from Federal income tax under Section 501(a) of the Code. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.

2. (a)	In the event the Plan fails to qualify under the applicable provisions of the Code, initially or as amended, Timken’s current contributions shall be returned to Timken. Contributions to the Trust by Timken are conditioned on their deductibility under Section 404(a) of the Code. If any deduction is disallowed for all or part of such contributions, the contributions for which the deduction is disallowed shall, upon proper notice to the Trustee, be returned to Timken.

(b)	As provided in ERISA section 403(c)(2), the actual amount of a contribution made by Timken (or the current value of the contribution if a net loss has occurred) may revert to Timken if:

(1)	such contribution is made by reason of a mistake of fact;

(2)	initial qualification of the Plan under Code section 401(a) is not received and a request for such qualification is made within the time prescribed under Code section 401(b) (the existence of and contributions under the Plan are hereby conditioned upon such qualification); or

(3)	such contribution is not deductible under Code section 404 (such contributions are hereby conditioned upon such deductibility) in the taxable year of the Employer for which the contribution is made.

The reversion to Timken must be made (if at all) within one year of the mistaken payment of the contribution, the date of denial of qualification, or the date of disallowance of deduction, as the case may be. A Participant shall have no rights under the Plan with respect to such reversion.

          ARTICLE XIII — Amendment or Termination of Plan

1. (a)	Timken shall have the right to amend the Plan and Trust at any time to the extent permitted under the Code and ERISA. Timken may adopt any change by action of its Board of Directors in accordance with its normal procedures.

(b)	The Committee, if acting as Plan Administrator in accordance with Article XVII, shall have the authority to adopt Plan amendments which have no substantial adverse financial impact upon the Company, Timken or the Plan. The Committee may adopt any such amendment in the manner specified in Article XIII, Section 1(c).

(c)	Any amendment must be (1) set forth in writing, and (2) signed and dated by an officer of Timken, or in the case of an amendment adopted by the Committee, at least one of its members.

(d)	No amendment affecting the rights or duties of the Trustee shall be effective without the written consent of the Trustee.

(e)	No amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s accrued benefit in violation of Code 411(d)(6). Notwithstanding the preceding sentence, a Participant’s Account balance may be reduced to the extent permitted under Section 412(c)(8) of the Code. For purposes of this paragraph, a Plan amendment which has the effect of decreasing a Participant’s Account balance or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment, shall be treated as reducing an accrued benefit.

(f)	No amendment shall have the effect of vesting in Timken any interest in any property held subject to the terms of the Plan.

(g)	No amendment shall cause or permit any property held subject to the terms of the Plan to be diverted to purposes other than the exclusive benefit of Participants and their Beneficiaries.

     2. Timken expects to continue this Plan indefinitely, but reserves the right to terminate the Plan. The Board of Directors of Timken may authorize and instruct any officer or delegate of an officer, except the Administrative Delegate, to terminate the Plan. Any such authorization of termination shall be in writing. Upon delivery of written notice from Timken to the Trustee, the Plan and Trust agreement shall be deemed to have been terminated or amended in the manner set forth therein, and all Participants and all persons claiming any interest hereunder shall be bound thereby; provided that no termination:

(a)	shall have the effect of vesting in Timken any interest in any property held subject to the terms of the Plan;

(b)	shall cause or permit any property held subject to the terms of the Plan to be diverted to purposes other than the exclusive benefit of Participants and their Beneficiaries, including contributions to the Plan which are intended to bridge any differences between the price at which Timken Stock is bought and/or sold on the open market and the price at which it is credited to a Participant’s Account;

(c)	shall reduce the interest of a Participant in the Trust property as of that time or his right to enjoy such interest without the written consent of the Participant;

(d)	shall increase the duties or liabilities of the Trustee without its written consent.

     3. Without terminating this Plan, Timken may, at its sole discretion and at any time, reduce or suspend its contributions to this Plan.

     4. In the event of termination or partial termination of the Plan or a complete discontinuance of contributions, the Participants, Participants who have terminated employment on account of Retirement, former Participants and Beneficiaries of deceased Participants, and Alternate Payees who are affected by such termination, partial termination or complete discontinuance of contributions shall have a fully Vested interest in the amounts credited to their respective Accounts at the time of such termination, partial termination or discontinuance.

     5. Upon the termination of the Plan and Trust, after proportional adjustment of the Accounts to reflect losses or profits and reallocations to the date of termination, each Participant, Participant who has terminated employment on account of Retirement, former Participant and Beneficiary of a deceased Participant, and Alternate Payees shall be entitled to receive any Vested amounts then credited to his Account in the Trust.

     6. The Board of Directors of Timken may delegate its duties and responsibilities with respect to the Plan to such officer or officers (or their designees, except the Administrative Delegate) as the Board of Directors may determine and may allocate to and among any one or more of such officers such duties and responsibilities, including the power to amend the Plan in any manner or suspend or modify the level of Company Contributions to the Plan.

     ARTICLE XIV — Nonalienation of Participants’ Interests

     1. No right to the monies contributed by a Participant or Timken under this Plan, nor in any shares held by the Trustee, nor any dividends thereon, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale or transfer of any kind prior to being distributed to the Participant as provided in the Plan. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell or otherwise transfer his right to any shares or monies held by the Trustee, such attempted alienation, assignment, encumbrance, pledge, sale or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment or levy. In the event of an attempted attachment, garnishment or levy of the Participant’s interest in the Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan.

     2. Section 1 of this Article XIV shall not apply if the attachment or garnishment of the Participant’s interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree or order that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies (a) the name and last known mailing address of the Participant and of each Alternate Payee covered under the order, (b) the amount or percentage of the Participant’s benefits to be paid to any Alternate Payee, or the manner in which such amount or percentage is to be determined, (c) the number of payments or the period to which the order applies, and (d) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits (determined on the basis of actuarial value), and it cannot require the payment of benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another order previously determined to be a qualified domestic relations order.

     3. Each Alternate Payee under a qualified domestic relations order shall have the right from time to time to file with Timken a written request regarding the time and manner of payment of the Alternate Payee’s interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Code, such request shall be considered by Timken and shall be acted upon in accordance with the terms of such qualified domestic relations order. The options available to an Alternate Payee shall be those set forth in Article VI, Section 2, and Article VII, Sections 4 and 5, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Article VI, Section 2, and Article VII, Sections 4 and 5. If an Alternate Payee so desires, distribution of an Alternate Payee’s interest in the Trust may be distributed to such Alternate Payee, as soon as such qualified domestic relations order is approved by Timken and by the court.

     A separate Account shall be established for an Alternate Payee entitled to any portion of a Participant’s Account under a qualified domestic relations order as of the date and in accordance with the directions specified in the qualified domestic relations order. In addition, a separate Account may be established during the period of time the Plan Administrator, a court of competent jurisdiction or other appropriate person is determining whether a domestic relations order qualifies as a qualified domestic relations order. Such a separate Account shall be valued and accounted for in the same manner as any other Account. Except to the extent required by law, an Alternate Payee, on whose behalf a separate Account has been established, shall not be entitled to borrow from such Account. If a qualified domestic relations order specifies that the Alternate Payee is entitled to any portion of the Account of a Participant who has an outstanding loan balance, all outstanding loans shall generally continue to be held in the Participant’s Account and shall not be divided between the Participant’s and Alternate Payee’s Account. Where a separate Account has been established on behalf of an Alternate Payee and has not yet been distributed, the Alternate Payee may direct the investment of such Account in the same manner as if he or she were a Participant.

     ARTICLE XV — Tender Offers

     1. In the event a tender offer (as determined by the Board of Directors of Timken) for shares of Timken Stock is commenced, then, notwithstanding any other provision of the Plan or the Trust Agreement, each Participant, each Beneficiary who has succeeded to the interest of a Participant and each Alternate Payee (“Affected Participants and Beneficiaries”) shall, in accordance with the following provisions of this Article XV, have the right to decide if Timken Stock credited to his Account shall be tendered.

     2. In the event of a tender offer described in Section 1 of this Article XV, Timken shall cause to be sent to each Affected Participant and Beneficiary who at any time during the effective period of the tender offer has any Timken Stock credited to his Account all information pertinent to such tender offer, including all the terms and conditions thereof, together with written material pursuant to which the Affected Participant and Beneficiary may direct the Trustee to tender or sell pursuant to the tender offer all or part of the Timken Stock credited to his Account. Affected Participants and Beneficiaries also shall have the right, to the extent the terms of the tender offer so permit, to direct the withdrawal of such shares from the tender. The Trustee shall tender or sell only those shares of Timken Stock as to which valid and timely directions to tender or sell are received and not validly and timely revoked, and all other shares of Timken Stock held under the Plan shall continue to be held by the Trustee. If, in the course of a tender offer described in Section 1 of this Article XV, an issue shall arise on which Affected Participants and Beneficiaries are required to have an opportunity to alter their circumstances, Timken shall solicit the directions of such Affected Participants and Beneficiaries with respect to each such issue and act in response to such direction. The Trustee shall adopt a deadline, after which directions to tender (or to withdraw from tender) Timken Stock will not be accepted, sufficiently in advance of any applicable deadline under the terms of the tender offer to allow the Trustee to implement directions received from Affected Participants and Beneficiaries.

     3. To the extent that a tender offer described in Section 1 of this Article XV is for cash, proceeds from the sale of any shares of Timken Stock pursuant to such offer shall be held by the Trustee in an interest bearing account or in short-term government bonds acquired by the Trustee upon the receipt of any such cash proceeds. To the extent that a tender offer described in Section 1 of this Article XV is for property other than cash, property received by the Trustee from the sale of any shares of Timken Stock pursuant to such offer shall be held by the Trustee in a general Investment Fund established by the Trustee upon the receipt of any such property.

     4. Any decision by an Affected Participant or Beneficiary to tender (or not tender) or to sell (or not sell), and any other direction by an Affected Participant or Beneficiary, pursuant to this Article XV shall constitute an exercise of control by such Affected Participant or Beneficiary over the assets allocated to his Account within the meaning of Section 404(c) of ERISA.

     ARTICLE XVI — Top-Heavy Provisions

     1. Definitions. For the purposes of this Article XVI, the following definitions shall apply:

(a)	“Key Employee” means an Employee or former Employee who at any time during the Plan Year containing the Determination Date (or during the four preceding Plan Years for Plan Years commencing prior to December 31, 2002) is:

(1)	an officer of the Company having an annual compensation greater than 50 percent of the amount in effect under Section 415(b)(1)(A) of the Code for any such Plan Year ($160,000 effective December 31, 2003) adjusted under Section 415(d) of the Code;

(2)	for Plan Years commencing prior to December 31, 2002, an owner (or considered the owner within the meaning of Section 318 of the Code) of one of the largest interests in the Company, if such individual’s annual compensation exceeds 100% of the limitation in effect under Section 415(c)(1)(A) of the Code;

(3)	a five percent (5%) owner of the Company; or

(4)	a one percent (1%) owner of the Company who has an annual compensation above $150,000.

For purposes of determining the number of officers taken into account under clause (1) above, Employees described in Section 414(q)(8) of the Code will be excluded. For purposes of clause (2) above, if two Employees have the same interest in the Company or any affiliated or subsidiary Company, the Employee having greater annual compensation from the Company or any affiliated or subsidiary Company shall be treated as having a larger interest. “Key Employee” shall also include such Employee’s Beneficiary in the event of his death.

The definition of Key Employee shall be interpreted in accordance with Section 416(i) of the Code and the rules and regulations promulgated thereunder. Any Employee who does not meet the requirement of this definition shall be considered a non-Key Employee.

(b)	“Determination Date” means the last day of the preceding Plan Year.

     2. Top-Heavy Determination. This Plan shall be top-heavy for any Plan Year if, as of the Determination Date, the aggregate of the Accounts of Key Employees under the Plan exceeds 60 percent of the aggregate of the Accounts of all Employees under the Plan. For purposes of this determination, the following rules shall apply:

(a)	Employees shall include former Employees, Beneficiaries and former Beneficiaries who have a benefit greater than zero on the Determination Date.

(b)	The amount of the Account of any Employee shall be increased by the aggregate distributions made with respect to such Employee within the 5-year period ending on the Determination Date.

(c)	The Account of any Employee who is not a Key Employee as of the Determination Date but who was a Key Employee during any prior Plan Year shall be disregarded.

(d)	The Account of any Employee who has not received any compensation from the Company during the 5-year period ending on the Determination Date shall not be taken into account.

(e)	If the Company maintains other plans which are qualified under Section 401 of the Code, the top-heavy determination described above shall be made by aggregating the Accounts under this Plan with the accounts or the present values of the cumulative accrued benefits under (i) any such other plan (including plans terminated in the past 5 years) in which a Key Employee is a participant and (ii) any such other plan (including plans terminated in the past 5 years) which enables a plan in which a Key Employee is a participant to meet the requirements of Section 401(a)(4) or Section 410 of the Code. Timken may also aggregate any such other plans not required to be aggregated, provided the resulting group of plans, taken as a whole, continue to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(f)	The Accrued Benefit of any Employee (other than a Key Employee) shall be determined by the method used for accrual purposes for all plans of Timken.

(g)	The top-heavy determination under this Paragraph shall be made in accordance with Section 416 of the Code and the rules and regulations promulgated thereunder.

     3. Top-Heavy Requirements. If the Plan is deemed to be top heavy under Paragraph 2 then, notwithstanding any other provision of the Plan to the contrary, the following shall apply with respect to each Plan Year in which the Plan is top-heavy:

(a)	Minimum Contributions. The Company Contributions for each Participant who is not a Key Employee shall not be less than three percent (3%) of such Participant’s compensation or the largest percentage of the Company Contributions of the Key Employee’s compensation allocated on behalf of any Key Employee for that year, provided if the highest rate allocated to a Key Employee is less than three percent (3%), amounts contributed as a result of Employee Deferral Contribution agreements must be included in determining the contributions made on behalf of Key Employees. Company Matching Contributions will be taken into account in determining whether the minimum contribution requirement has been satisfied. This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Participant’s failure to complete 1,000 Hours of Service or (ii) the Participant’s failure to make mandatory Participant contributions to the Plan, provided, however, this provision shall not apply to any Participant who was not an Employee on the last day of the Plan Year. Company Contributions allocated under any other defined contribution plan of the Company, in which any Key Employee participates or which enables another defined contribution plan to meet the requirements of Section 401(a)(4) or 410 of the Code, shall be considered contributions and Forfeitures allocated under this Plan. In the case of any non-Key Employee Participant who is also a Participant in any defined benefit pension plan of the Company, the foregoing provisions of this Section shall be applied, but with five percent (5%) substituted for three percent (3%).

(b)	Adjusted Code Section 415 Limitations. In the case of a non-Key Employee participating only in a defined benefit pension plan, the additional minimum benefit for each year of Continuous Service counted is one percentage point, up to a maximum of ten percentage points, of the Employee’s average compensation for the five consecutive years when the Employee had the highest aggregate compensation from the Company. In the case of a non-Key Employee participating only in this or another defined contribution plan, the additional minimum contribution is one percent of the Employee’s compensation. In the case of a Non-Key Employee participating both in a defined benefit pension plan and this or another defined contribution plan, there is no additional minimum benefit, but the additional minimum contribution shall be two and one-half percent (2-1/2%) of the Employee’s compensation.

(c)	Vesting Schedule. For any Plan Year during which the Plan is Top Heavy, the vesting schedule set forth in Article V, Section 2, will automatically continue to apply to all benefits within the meaning of Section 411(a)(7) of the Code except those attributable to Participant contributions, including benefits accrued before the effective date of Section 416 of the Code and benefits accrued before the Plan became Top Heavy. Further, no decrease in a Participant’s Vested percentage may occur in the event the Plan’s status as Top Heavy changes for any Plan Year.

     ARTICLE XVII — Plan Administration

     1. Timken shall be the Plan Administrator and have responsibility for the administration of this Plan, including power to construe this Plan, to determine all questions that shall arise hereunder, including particularly questions on eligibility and participation of Employees and allocations of Company Contributions to Participants’ Accounts and all matters necessary for it properly to discharge its duties, powers and obligations and to apply its established policies concerning the employment status of Participants. The decision of Timken made in good faith upon any matter within the scope of its authority shall be final, but Timken at all times in carrying out its decisions shall act in a uniform and nondiscriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.

     2. Timken shall discharge its responsibility under Section 1 by appointing a Committee, to which shall be delegated overall responsibility for administering and operating the Plan. The Committee shall consist of officers or other employees of Timken, or any other person(s) who shall be appointed by Timken. The members of the Committee shall serve at the direction of Timken. In the absence of such appointment, Timken shall serve as the Committee. Any member of the Committee may resign by delivering his written resignation to Timken and to the Committee, which shall become effective upon the date specified therein. In the event of a vacancy of the Committee, the remaining members shall constitute the Committee with full power to act until Timken appoints a new Committee member. Timken may from time to time remove any Committee member with or without cause and appoint a successor thereto.

     3. The Committee may employ any such person or entity as it deems necessary to assist in the administration of the Plan and provide services including but not limited to tax advice, amendment, termination and operation of the Plan, and advice concerning reports filed with the Internal Revenue Service. Any such advisor shall not be the Plan Administrator.

     The Committee shall have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures made by the Committee or other Plan fiduciary. Any action made or taken by the Administrative Delegate may be appealed by an affected Participant to the Committee in accordance with the claims review procedures provided in Article XVII, Section 6. Any decisions which call for interpretations of Plan provisions, not previously made by the Committee, shall be made only by the Committee. The Administrative Delegate shall not be considered a fiduciary with respect to the services it provides.

4. (a)	The Committee, on behalf of the Participants and Beneficiaries of the Plan, shall enforce the Plan and Trust in accordance with the terms thereof, and shall have all powers necessary to carry out such provisions. The Committee shall have the discretionary authority to interpret the Plan and Trust and shall determine all questions arising in the administration and application of the Plan and Trust. Any such interpretation or determination by the Committee shall be conclusive and binding on all persons.

The Committee shall establish rules and regulations necessary for the proper conduct and administration of the Plan, and from time to time may change or amend these rules and regulations. The Committee shall also have the power to authorize all disbursements from the Trust by the Trustee in accordance with the Plan’s terms.

(b)	At the direction of the Committee, distributions to minors or persons declared incompetent may be made by the Trustee directly to such persons or to the legal guardians or conservators of such persons. Timken, the Committee, and the Trustee shall not be required to see to the proper application of such distributions made to any such persons, but his or their receipt thereof shall be a full discharge of Timken, the Committee, and the Trustee of any obligation under the Plan or the Trust.

(c)	In the event that amendments to this Plan are necessary or desirable for the purpose of (i) obtaining a favorable ruling by the Internal Revenue Service concerning the qualification of or any matter arising under this Plan, (ii) clarifying any ambiguity, correcting any apparent error, or supplying any omission from the provisions of this Plan, or (iii) facilitating or improving the administration of this Plan, such amendments may be made by the Committee; provided that no such amendment shall adversely affect any of the rights of Participants or prospective Participants in this Plan, nor impose additional obligations on the Committee or Timken, or relieve the Committee or Timken of any obligations prescribed hereby.

5. (a)	The Committee shall act by a majority of its members then in office, and such action may be taken either by vote at a meeting or by written consent without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the

Committee, in which event the Committee shall notify Timken, in writing, of such authorization and the name or names of its members or members so designated. Timken thereafter shall accept and rely on any documents executed by said member of the Committee or members as representing action by the Committee until the Committee shall file with Timken a written revocation of such designation.

(b)	The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs and may employ and appropriately compensate such accountants, counsel, specialists, actuaries, and other persons as it deems necessary or desirable in connection with the administration and maintenance of the Plan. The Committee shall have the discretionary authority to control and manage the operation and administration of the Plan.

6. (a)	The Committee will make all determinations as to the right of any persons to benefits under the Plan in accordance with the governing Plan documents and will ensure that Plan provisions are applied consistently with respect to similarly situated claimants. Any denial by the Committee of a claim for benefits under the Plan by a claimant, who may be a Participant or Beneficiary, will be stated in writing by the Committee and delivered or mailed to the claimant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim. Written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination, which cannot exceed a period of 90 days from the end of the initial period.

(b)	Manner and Content of Notification of Benefit Determination. The Committee shall provide a claimant with written or electronic notification of any adverse benefit determination. The notification shall set forth in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for the adverse determination;

(ii)	Reference to the specific Plan provisions on which the determination is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)	In addition, the Committee will provide an opportunity to any claimant whose claim for benefits has been denied an opportunity for a full and fair review of the denial. As part of the review, the Committee will:

(i)	Provide a claimant a period of at least 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination;

(ii)	Provide a claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

(iii)	Provide that a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(iv)	Provide for a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	The Committee shall provide a claimant with written or electronic notification of the Plan’s benefits determination on review within 60 days after the Committee receives the request for review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for the adverse determination;

(ii)	Reference to the specific Plan provisions on which the benefit determination is based;

(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

(e)	A claimant may designate an authorized representative and the Committee shall deal directly with that authorized representative.

7. (a)	The Committee shall be entitled to rely upon certificates, reports, and opinions provided by an accountant, tax or pension advisor, actuary or legal counsel employed by Timken or Committee. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan. The regularly kept records of the Committee, Timken, and the Trustee shall be conclusive evidence of a Participant’s service, Gross Earnings, his age, his marital status, his status as an Employee, and all other matters contained therein and relevant to this Plan; provided, however, that a Participant may request a correction in the record of his age at any time prior to his Retirement and such correction shall be made if within 90 days after such request he furnishes a birth certificate, baptismal certificate, or other documentary proof of age satisfactory to the Committee in support of this correction.

(b)	Each Participant and each Participant’s designated Beneficiary must notify the Committee in writing of his mailing address and each change thereof. Any communication, statement or notice addressed to a Participant or Beneficiary at the last mailing address filed with the Committee, or if no address is filed with the Committee, the last mailing address as shown on Timken’s records, will be binding on the Participant and his Beneficiary and his Beneficiary for all purposes of the Plan. Neither the Committee nor the Trustee shall be required to search for or locate a Participant or a Beneficiary.

8.	A member of the Committee shall not be liable for any act, or failure to act, of any other member of the Committee, except to the extent that such member:

(a)	Knowingly participates in, or undertakes to conceal, an act or omission of another Committee member, knowing that such act or omission is a breach of fiduciary duty to the Plan;

(b)	Fails to comply with the specific responsibilities given him as a member of the Committee, and such failure enables another member of the Committee to commit a breach of fiduciary duty to the Plan, or

(c)	Has knowledge of a breach of fiduciary duty to the Plan by another member of the Committee, unless such member makes reasonable effort under the circumstances to remedy such breach.

     9.   Each member of the Committee shall be liable with respect to his own acts of willful misconduct or gross negligence concerning the Plan. Timken may indemnify the Committee or each of its members for part of the expenses, costs, or liabilities of the Committee and its members arising out of the performance of the duties required by the terms of the Plan or Trust, except for those expenses, costs, or liabilities arising out of a member’s willful misconduct or gross negligence.

10. (a)	The Committee, in any of its dealings with Participants hereunder, may conclusively rely on any written statement, representation, or documents made or provided by such Participants.

(b)	Unless otherwise determined by the Committee, the members of the Committee shall serve without remuneration for services to the Plan and Trust. However, all expenses of the Committee shall be paid by the Trust except to the extent paid by Timken. Such expenses shall include any expenses incidental to the functioning of the Committee, including but not limited to fees of accountants, legal counsel, and other specialists, or any other costs entailed in administering the Plan.

(c)	Title I of ERISA requires certain persons with discretion over Plan assets to be bonded. Except as required by ERISA or other federal law, the members of the Committee shall serve without bond.

     11. Any decision of the Committee with respect to matters within its jurisdiction shall be final, binding, and conclusive upon Timken and the Trustee and upon each Employee, Participant, former Participant, Beneficiary, Alternate Payee, and every other person or party interested or concerned, and shall be given maximum possible deference allowed by law.

     12. Timken may, from time to time, authorize and instruct certain of its employees to perform any and all acts, deeds and other matters required to be performed by Timken under the Plan and the Trust Agreement. Timken has so authorized and instructed that the Committee, or any officer or the delegate of an officer (except the Administrative Delegate), may sign any and all documents on behalf of the Plan.

     13. Timken may, from time to time, retain the services of one or more persons or firms designated as an Investment Manager for the management of (including the power to acquire and dispose of) all or any part of the Trust, provided that each of such persons or firms is registered as an investment advisor under the Investment Advisors Act of 1940, is a bank (as defined in that Act), or is an insurance company qualified to perform, manage, acquire or dispose of trust assets under the laws of more than one State of the United States. Each such Investment Manager shall acknowledge in writing that it is a fiduciary with respect to the assets of the Trust under its authority and management. Timken may by similar notice modify or terminate such designation and authority from time to time. So long as and to the extent that any designation is in effect, the Trustee shall invest and reinvest that portion of the Trust assigned to an Investment Manager in accordance with the instructions received from such Investment Manager, and, with respect to such portion of the Trust managed by such Investment Manager, shall follow any instructions received by it from such Investment Manager. The Trustee shall be under no duty to review the investments made or held in any portion of the Trust over which an Investment Manager has been given investment authority nor shall it be under any obligation to invest or otherwise manage any assets of the Trust which are subject to the management of such Investment Manager or Managers. Such assets shall expressly be held by such Investment Manager as custodian of such assets.

     14. The Committee shall also have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures developed by Timken. Any action made or taken by the Administrative Delegate may be appealed by an affected Participant or Beneficiary to the Committee in accordance with the claims review procedures provided in Section 6 of this Article XVII. Any decisions which call for interpretations of Plan provisions not previously made by the Committee shall only be made by the Committee. The Administrative Delegate shall not be considered a fiduciary with respect to the services it provides.

     15. The Plan Administrator shall have the authority to establish rules and procedures governing investment elections and directions of Participants under the Plan, as specified in Section 1(b) of Article VI of the Plan..

     ARTICLE XVIII — Veterans’ Rights

     1. A Participant who is reemployed by the Company pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 shall be treated as not having incurred a break in Continuous Service with the Company by reason of such Participant’s period or periods of service in the armed forces of the United States. Each period served by a Participant in the armed forces shall, upon reemployment, be deemed to constitute service with the Company for purposes of determining the nonforfeitability of benefits and the accrual of benefits under the Plan.

     2. Timken, upon reemploying a Participant with respect to a period of service with the armed forces, shall allocate the amount of any Company Contribution, including a Company Matching Contribution, a Stock Matching Contribution, a 401(k) Plus Contribution, a Core Contribution, or a Company Supplemental Contribution, for the Participant in the same manner and to the same extent the allocation occurs for other Participants during the period of service. For purposes of determining the amount of any such allocation, investment earnings shall not be included.

     3. A Participant so reemployed shall be entitled to Accrued Benefits that are contingent on the making of, or derived from, Employee Deferral Contributions and After-Tax Employee Contributions only to the extent such Participant makes payment to the Plan with respect to such Employee Deferral Contributions and After-Tax Employee Contributions. No such payment may exceed the amount the Participant would have been permitted to contribute had the Participant remained continuously employed by the Company through the period of service in the armed forces. Any payment of Employee Deferral Contributions and After-Tax Employee Contributions to the Plan shall be made during the period beginning with the date of reemployment and whose duration is three times the period of the Participant’s service in the armed forces, not to exceed a maximum duration of five years.

     4. For purposes of computing the Company Matching Contributions, Stock Matching Contributions, Employee Deferral Contributions, After-Tax Employee Contributions, 401(k) Plus Contributions, Core Contributions, and Company Supplemental Contributions under Sections 2 and 3 of this Article XVIII, the Participant’s Gross Earnings during the period of service in the armed forces shall be computed at the rate the Participant would have received, but for the period of service in the armed forces, or, in the case that the determination of such rate is not reasonably certain, on the basis of the Participant’s average Gross Earnings from the Company during the twelve month period immediately preceding such period of service in the armed forces, or if shorter, the period of employment immediately preceding such period of service in the armed services.

     5. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, loans, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

     ARTICLE XIX — ESOP Provisions

     1. Establishment of ESOP — An employee stock ownership plan (“ESOP”) that is intended to meet the requirements of Section 4975(e)(7) of the Code shall be established as a component of the Plan. Such component of the Plan is designed to invest primarily in Timken Stock and consists of the ESOP Accounts of all Participants. This component of the Plan is segregated as a stock bonus plan as defined in Treasury Regulation Section 1.401-1(b)(1)(iii). This Article XIX is effective notwithstanding any other provision of the Plan to the contrary or to the extent that the implementation of any such other provision of the Plan would violate or otherwise limit the effect of this Article XIX.

     2. ESOP Account — The Committee shall establish an ESOP Account in the name of each Participant and shall thereafter maintain a record thereof.

(a)	Effective December 31, 2001, and as of the first day of each subsequent Plan Year in which the ESOP is maintained, Timken Stock allocated to a Participant’s Non-ESOP After-Tax Employee Contribution Account shall be transferred to the Participant’s ESOP After-Tax Employee Contribution Account.

(b)	Effective December 31, 2001, and as of the first day of each subsequent Plan Year in which the ESOP is maintained, Timken Stock allocated to a Participant’s Non-ESOP Company Matching Contribution Account shall be transferred to the Participant’s ESOP Company Matching Contribution Account.

(c)	Effective December 31, 2001, and as of the first day of each subsequent Plan Year in which the ESOP is maintained, Timken Stock allocated to a

Participant’s Non-ESOP Company Supplemental Contribution Account shall be transferred to the Participant’s ESOP Company Supplemental Contribution Account.

(d)	Effective as of the first day of each Plan Year after December 31, 2003 in which the ESOP is maintained, Timken Stock allocated to a Participant’s Non-ESOP Core Contribution Account shall be transferred to the Participant’s ESOP Core Contribution Account.

(e)	Effective December 31, 2001, and as of the first day of each subsequent Plan Year in which the ESOP is maintained, Timken Stock allocated to a Participant’s Non-ESOP Employee Deferral Contribution Account shall be transferred to the Participant’s ESOP Employee Deferral Contribution Account.

(f)	Effective December 31, 2001, and as of the first day of each subsequent Plan Year in which the ESOP is maintained, Timken Stock allocated to a Participant’s Non-ESOP 401(k) Plus Contribution Account shall be transferred to the Participant’s ESOP 401(k) Plus Contribution Account.

(g)	Effective December 31, 2001, and as of the first day of each subsequent Plan Year in which the ESOP is maintained, Timken Stock allocated to a Participant’s Non-ESOP Rollover Contribution Account shall be transferred to the Participant’s ESOP Rollover Contribution Account.

(h)	Effective December 31, 2001, and as of the first day of each subsequent Plan Year in which the ESOP is maintained, Timken Stock allocated to a Participant’s Non-ESOP Stock Matching Contribution Account shall be transferred to the Participant’s ESOP Stock Matching Contribution Account.

(i)	The ESOP Account of each Participant shall be credited and debited periodically during each Plan Year in which the ESOP is maintained with any additions or reductions in the number of shares of Timken Stock held for such Participant in the Plan due to the reallocation of the investment of the Participant’s Non-ESOP Account and ESOP Account, and with any stock and cash dividends paid on Timken Stock held in the Participant’s ESOP Account.

(j)	All Timken Stock purchased pursuant to a redistribution of the investment of a Participant’s Non-ESOP Account shall be directly credited to the Participant’s ESOP Account, notwithstanding Sections (2)(a) through (2)(h) of Article XIX above.

(k)	In the event that a Participant elects to diversify the investment of his Account pursuant to Article VI, Sections 4, 5, or 6, and the diversification involves a partial liquidation of Timken Stock, Timken Stock shall be liquidated pro-rata from the Participant’s Non-ESOP Account and ESOP Account.

(l)	All After-Tax Employee Contributions, Company Matching Contributions, Company Supplemental Contributions, Employee Deferral Contributions, 401(k) Plus Contributions, Core Contributions, Rollover Contributions, and Stock Matching Contributions that are made on behalf of a Participant during the Plan Year and initially invested in Timken

Stock in accordance with Article VI, shall be allocated to the Participant’s Non-ESOP Account for such Plan Year, subject to reallocation to the Participant’s ESOP Account as directed in this Article XIX, Section 2.

     3. Nondiscrimination Test — For purposes of applying the tests under Article VIII for any Plan Year in which (a) the ESOP is maintained and (b) the requirements of Sections 401(k)(12) and 401(m)(11) of the Code are not satisfied, a single actual deferral percentage and actual contribution percentage under the provisions of Article VIII hereof will be calculated for the group of Participants who are Highly Compensated Employees and a single actual deferral percentage and actual contribution percentage will be calculated for the group of all non-Highly Compensated Employees for a Plan Year (notwithstanding the ESOP and disaggregation rules of Treasury Regulation Sections 1.401(k)-1(g)(11) and 1.410(b)-7(c)(2)), by reason of the fact that, notwithstanding the ESOP, all Employee Deferral Contributions made in such Plan Year are allocated to the Participant’s Non-ESOP Employee Deferral Contribution Account in such Plan Year (including any Employee Deferral Contributions that are invested in Timken Stock) and such account is not part of the ESOP, all After-Tax Employee Contributions made in such Plan Year are allocated to the Participant’s Non-ESOP After-Tax Employee Contribution Account in such Plan Year (including any After-Tax Employee Contributions that are invested in Timken Stock) and such account is not part of the ESOP, and all Company Matching Contributions, Company Supplemental Contributions, 401(k) Plus Contributions, Core Contributions, and Stock Matching Contributions, made in or for such Plan Year are allocated to the Non-ESOP Company Matching Contribution Account, the Non-ESOP Company Supplemental Contribution Account, the Non-ESOP 401(k) Plus Contribution Account, the Non-ESOP Core Contribution Account, and the Non-ESOP Stock Matching Contribution Account, respectively, in or for such Plan Year

(including any Company Matching Contributions, Company Supplemental Contributions, 401(k) Plus Contributions, Core Contributions, and Stock Matching Contributions that are invested in Timken Stock) and such accounts are not part of the ESOP.

     4. Investment Direction — To the extent a Participant’s Account includes amounts originally allocated to an Account subject to the Participant’s investment direction under Sections 4, 5, and 6 of Article VI of the Plan, the Participant shall retain the right to direct investments subject to the provisions of Sections 4, 5, and 6 of Article VI of the Plan.

     5. Vesting — A Participant shall have a Vested interest in his ESOP After-Tax Employee Contribution Account, ESOP Company Matching Contribution Account, ESOP Company Supplemental Contribution Account, ESOP Employee Deferral Contribution Account, ESOP Rollover Contribution Account, and ESOP Stock Matching Contribution Account. A Participant’s interest in his ESOP 401(k) Plus Contribution Account, and his ESOP Core Contribution Account is subject to the vesting provisions of Article V, Section 2.

     6. Payment of Dividends

(a)	If administratively feasible and approved by Timken, any cash dividends paid with respect to Vested shares of Timken Stock in the ESOP as of the record date shall be paid, at the election of the Participant (or his Beneficiary), to the Participant (or his Beneficiary), or to the Plan and reinvested in Timken Stock. Dividends paid to a Participant (or his Beneficiary) in accordance with this election shall be paid in a manner and in accordance with procedures established by Timken (i) in cash directly to the Participant (or his Beneficiary), or (ii) to the Plan and subsequently distributed to the Participant (or his Beneficiary) in cash no later than 90 days after the close of the Plan Year in which the dividends are paid to the Plan. Dividends described in this Section 6 will be paid to the Plan and reinvested in Timken Stock with respect to any Participant (or Beneficiary) who does not affirmatively elect to have such dividends paid to him.

(b)	For purposes of this Section 6, “Participant” includes a Participant who is no longer employed by the Company but still has an Account in the Plan.

(c)	This Section 6 is intended to comply with Section 404(k) of the Code and shall be interpreted and construed accordingly.

(d)	Dividends paid with respect to Timken Stock in the ESOP that is not Vested in accordance with Section 5 of this Article XIX shall be paid to the Plan and reinvested in Timken Stock.

     7. Voting and Tender of ESOP Timken Stock — Each Participant shall be entitled to direct the Trustee, in accordance with Article X of the Plan, as to the exercise of any and all voting rights attributable to shares of Timken Stock then allocated to the Participant’s ESOP Account.

     8. Right to Receive a Distribution of Timken Stock — In accordance with Article VII, Section 3, distribution of a Participant’s ESOP Account when permitted or required under Article VII, may, at the Participant’s election, be made in cash or full shares of Timken Stock and cash for any fractional interests in shares of Timken Stock.

     9. Commencement of Distributions — If a Participant or Beneficiary elects, distribution of the balance of a Participant’s ESOP Account will be made or will commence not later than one year after the close of the Plan Year:

(a)	in which the Participant separates from service by reason of Retirement, age 70 ½, Disability, or death, or

(b)	which is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service, unless the Participant is reemployed by the Company before distribution is required to begin under this clause.

10.	Put Option

(a)	At such times as Timken Stock is not readily tradable on an established market at the time of distribution of a Participant’s ESOP Account, Timken shall issue a put option to each Participant, Alternate Payee or Beneficiary receiving a distribution of Timken Stock from the Plan. The put option shall permit the Participant or Beneficiary to sell such Timken Stock under a fair valuation formula during the sixty (60) consecutive day period following the date the Timken Stock was distributed to the Participant or Beneficiary, at which time the put option will temporarily lapse. Upon the close of the Plan Year in which such temporary lapse occurs, an independent appraiser (meeting requirements similar to the requirements of the Treasury Regulations prescribed under Section 170(a)(1) of the Code) shall determine the value of the Timken Stock, and the Trustee shall notify each Participant or Beneficiary who received a distribution who did not exercise the initial put option prior to its temporary lapse in the preceding Plan Year of the revised value of the Timken Stock. The time during which the put option may be exercised shall recommence on the date such notice of revaluation is given and shall permanently terminate sixty (60) days thereafter.

(b)	The Trustee may, in its discretion and with the consent of Timken, cause the Trust to assume the rights and obligations of Timken at the time the put option is exercised, insofar as the repurchase of Timken Stock is concerned. The period during which the put option is exercisable shall not include any period during which the holder is unable to exercise such put option because Timken is prohibited from honoring it by Federal and State law. Timken or the Trustee, as the case may be, must pay for Timken Stock sold pursuant to a put option no less rapidly than under one of the following two methods, as applicable:

(i)	If a put option is exercised with respect to Timken Stock distributed as part of a total distribution (that is, a distribution of a Participant’s or Beneficiary’s Account balance within one taxable year), then payment shall be made in substantially equal periodic payments (not less frequently than annually) commencing within thirty (30) days of the date of the exercise of the put option and over a period not exceeding five years, with interest payable at a reasonable rate (as determined by Timken) on any unpaid installment balance, with adequate security provided, and without penalty for any prepayment of such installments.

(ii)	If a put option is exercised with respect to Timken Stock distributed as part of an installment distribution, then the payment for such Timken Stock shall be made in a lump sum no later than thirty (30) days after such Participant or Beneficiary exercises the put option.

     11. Share Legend — Shares of Timken Stock held in ESOP Accounts or distributed by the Trustee from ESOP Accounts may include such legend restrictions on transferability as Timken may reasonably require in order to assure compliance with applicable Federal and State securities laws.

     12. Diversification — Article VI, Sections 5 and 6 provide that Participants who have attained age 55 or have thirty (30) years of Continuous Service or who have terminated employment with the Company and all Controlled Group Members will be able to direct investments of their entire Account. These Participants will be able to direct their Account, from Timken Stock, into other investment options available under the Plan. This provision satisfies Section 401(a)(28) of the Code.

     13. Limitation on Period of Distribution — Unless otherwise elected, the distribution of a Participant’s ESOP Account will be in substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of (i) five years, or (ii) if the balance of the Participant’s ESOP Account is in excess of $500,000 (which amount may be adjusted periodically by the Internal Revenue Service to reflect cost-of-living increases), five years plus one additional year (but not more than five additional years) for each $100,000 (which amount may be adjusted periodically by the Secretary of the Treasury to reflect cost-of-living increases) or fraction thereof by which such balance exceeds $500,000 (as adjusted).

     14. Other Sections Superceded — This Article XIX supersedes any other provision of the Plan solely to the extent that such other provision conflicts with the terms of this Article XIX or is inconsistent with the treatment of the portion of the Plan so designated as an ESOP.

     ARTICLE XX — General Provisions

1. (a)	The Plan is established under, and its validity, construction and effect shall be governed by, the laws of the State of New Hampshire, except to the extent governed by ERISA.

(b)	The parties to the Trust intend that the Trust be exempt from taxation under section 501(a) of the Code, and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect such intention.

     2. The Plan Administrator and/or Committee shall have authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Trust or Plan.

     3. The Plan is not and shall not be deemed to constitute a contract between the Company and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of the Company or to interfere with the right to be retained in the employ of the Company, any legal or equitable right against the Company, or to interfere with the right of the Company to discharge any Employee at any time.

     4. Any discretionary acts to be undertaken under the Plan with respect to the classification of Employees, contributions, or benefits shall be nondiscriminatory and uniform in nature and applicable to all persons similarly situated.

5. (a)	Savings Clause. If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan.

(b)	Gender. Wherever appropriate, pronouns of either gender shall be deemed synonymous as shall singular and plural pronouns.

(c)	Headings. Headings and titles of sections and subsections within the Plan document are inserted solely for convenience of reference. They constitute no part of the Plan itself and shall not be considered in the construction of the Plan.

     EXECUTED by The Timken Company on             , 2004, effective December 31, 2003, except as otherwise specifically provided.

The Timken Company

By	/s/ Roger W. Lindsay

Name:	Roger W. Lindsay
Title:	Senior Vice President - Human Resources
and Organizational Advancement

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